                                                 FILE PURSUANT TO RULE 424(b)(2)
                                                 REGISTRATION NO. 333-41130

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 15, 2000)

                                1,500,000 SHARES
                          LONE STAR TECHNOLOGIES, INC.
                                  COMMON STOCK

                               -----------------

1,500,000 shares of our common stock are being offered by this prospectus supplement and accompanying prospectus. We are selling 1,000,000 shares and the selling stockholder is selling 500,000 shares. We will not receive any proceeds from the sale of the shares by the selling stockholder. The underwriter may also purchase up to an aggregate of 225,000 additional shares of our common stock, 150,000 from us and 75,000 from the selling stockholder at the purchase price to cover over-allotments.

Our common stock is listed on the New York Stock Exchange under the symbol "LSS." On May 2, 2001, the last reported sales price of our common stock on the New York Stock Exchange was $49.29 per share.

We manufacture casing, tubing and line pipe used in the oil and gas industry, finned tubes primarily used in power technology markets and other specialty tubing and tubular products and flat rolled steel used in various industrial applications.

The underwriter will purchase all of the shares at a net purchase price of $44.21 per share. We will receive net proceeds from the sale of approximately $43.2 million, and the selling stockholder will receive net proceeds from the sale of $22.1 million. The underwriter may offer the shares in transactions on the New York Stock Exchange or through negotiated transactions at market prices or at negotiated prices. See "Underwriting."

                                ----------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE S-OF THIS PROSPECTUS SUPPLEMENT AND PAGE 6 OF THE ACCOMPANYING PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offering is being underwritten by Bear, Stearns & Co. Inc. on a firm commitment basis, which means that it must repurchase all of the shares if any are purchased. The underwriter's purchase of the shares is subject to a number of conditions. Delivery of the shares is expected in New York, New York on or about May 8, 2001.

                              --------------------

                            BEAR, STEARNS & CO. INC.

             The date of this prospectus supplement is May 2, 2001.

                                TABLE OF CONTENTS
                              PROSPECTUS SUPPLEMENT

                                                                                                          PAGE
                                                                                                          ----
Prospectus Supplement Summary                                                                         S-1
Risk Factors                                                                                          S-10
Cautionary Statement Concerning Forward-Looking Statements                                            S-18
Use of Proceeds                                                                                       S-19
Price Range of Common Stock                                                                           S-20
Dividend Policy                                                                                       S-20
Capitalization                                                                                        S-21
Selected Consolidated Financial Data                                                                  S-22
Management's Discussion and Analysis of Financial Condition and Results of Operations                 S-24
Business                                                                                              S-33
Management                                                                                            S-48
Principal and Selling Stockholders                                                                    S-51
Certain Relationships and Related Transactions                                                        S-53
Underwriting                                                                                          S-54
Legal Matters                                                                                         S-56
Experts                                                                                               S-56

                                  PROSPECTUS

                                                                                                          PAGE
                                                                                                          ----
About This Prospectus                                                                                 3
About the Company                                                                                     3
Where You Can Find More Information                                                                   3
Cautionary Statement Concerning Forward-Looking Statements                                            5
Risk Factors                                                                                          6
Use of Proceeds                                                                                       14
Ratio of Earnings to Fixed Charges                                                                    15
Description of Debt Securities                                                                        16
Description of Capital Stock                                                                          21
Description of Depository Shares                                                                      23
Description of Warrants                                                                               24
Selling Stockholder                                                                                   26
Plan of Distribution                                                                                  26
Legal Matters                                                                                         27
Experts                                                                                               27

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholder have not authorized anyone to provide you with different information. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.

         The terms "Lone Star," "we," "our" and "us" refer to Lone Star Technologies, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus supplement and the accompanying prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

         THIS SUMMARY HIGHLIGHTS CERTAIN OF THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IN PARTICULAR, YOU SHOULD READ CAREFULLY THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE.

                                 THE COMPANY

         We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are a leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures products primarily for use in our OCTG products, and allows us to maintain flexibility and cost-efficiency in the procurement of steel. For the twelve months ended March 31, 2001, our revenues were $668.1 million, and our EBITDA totaled $80.5 million. For the same period, oilfield products accounted for 59% of our revenues, specialty tubing products accounted for 31% of our revenues, and flat rolled steel accounted for 10% of our revenues.

OILFIELD PRODUCTS

         We are the industry leader for premium welded OCTG products. We believe that we typically manufacture these products at a lower cost than the premium seamless products with which they compete in certain applications. We pioneered the full-body normalized production process allowing our products to successfully compete with seamless OCTG products for more demanding applications in deeper wells. We believe that we have the broadest OCTG and line pipe product range in North America, providing us with the competitive advantage of being able to be a single source supplier to our customer base. Our products include a wide range of casing and production tubing as well as line pipe, but do not include drill pipe. Casing acts as a structural retaining wall in oil and natural gas wells, and production tubing transmits hydrocarbons from wells to the surface for gathering and transmission. Our line pipe is used in gathering and transmitting hydrocarbons from the wellhead to larger transmission pipelines, storage areas and refineries. In 2000, 57% of our OCTG product revenues were derived from our higher margin alloy-grade casing and tubing products.

         STRATEGIC COMMERCIAL ALLIANCES. We seek to expand our oilfield product offering through exclusive commercial alliances with several independently-owned mills. Pursuant to these arrangements we are able to directly sell products produced by third-party mills to our customers. These alliances allow us to expand our product offerings and volume range without significant capital investment and to focus our own production capacity for higher margin premium products.

         BELLVILLE ACQUISITION. In April 2000, we purchased the assets of Bellville Tube Corporation, a manufacturer of electric resistance welded, full-body normalized casing, tubing and line pipe for the oil and gas industry. We believe our acquisition of Bellville, a former alliance partner and a leading manufacturer of production tubing, enables us to utilize our oilfield products facilities more efficiently, increase our production flexibility for precision mechanical tubulars, and extend the product range of tubes produced by our Fintube business.

         CAPACITY. Our facilities have a combined rated capacity of over 1,000,000 pipe tons per year, of which approximately 90% is allocated to oilfield products. We also offer our customers up to 840,000 tons of oilfield products through capacity available to us through our commercial alliances.

SPECIALTY TUBING PRODUCTS

         We manufacture both finned tubular and precision mechanical tubular products for sale to power generation markets for heat recovery applications and to automotive, fluid power and other markets for various mechanical applications.

         FINNED TUBULARS. In January 2000, we purchased the assets of Fintube Limited Partnership, which is a leader in the design and production of finned tubes for heat recovery steam generation and operates a large portion of domestic manufacturing capacity. Heat recovery steam generation tube systems are used primarily in gas-fired, combined-cycle power generating plants and in a variety of other applications in the petrochemical and food processing industries. Finned tubes significantly raise the efficiency of electric plants by converting exhaust heat into steam to generate additional electricity. We also design and manufacture enhanced surface tubing and other products such as fuel economizers and boiler tubes.

         PRECISION MECHANICAL TUBULARS. Our precision mechanical tubular product line includes a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties. These products are used for many industrial applications, including hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other mechanical applications, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers. We have one of the largest production capacities in the world for precision mechanical tubulars using the "Drawn Over Mandrel" manufacturing process, which allows us to achieve high critical tolerances and dimensional control.

FLAT ROLLED STEEL AND OTHER PRODUCTS

         We also manufacture and market flat rolled steel, which is primarily used in the manufacture of our OCTG and other tubular products. We sell our excess capacity to third-party processors. Our participation in the flat rolled steel market allows us to maintain flexibility and cost efficiency in the procurement of the steel required to manufacture our products.

                             COMPETITIVE STRENGTHS

LEADING MARKET POSITION

         We are the leading manufacturer of premium welded OCTG products and a leading producer of line pipe. We pioneered the electric resistance welded, full-body normalized process for oilfield products, allowing us to compete with seamless producers of OCTG products for more demanding deeper-well applications. Our significant portion of domestic production capacity, full-body normalized electric resistance welded process, and broad product offering make us a leader in the markets in which we operate.

BROAD PRODUCT OFFERING

         We have one of the world's broadest energy tubular product offerings for exploration and production, gathering and transmission, and power generation. We manufacture and market casing, tubing and line pipe products with the widest variety of diameters, grades and wall thicknesses in the United States, making us a leader in the OCTG and line pipe markets. Our broad oilfield product range has been significantly expanded through our strategic commercial alliances with several independently-owned mills. Our alliances allow us to focus our own manufacturing facilities on the production of premium OCTG products and decrease our capital risk and expenditures. With the acquisition of Fintube, we complemented our specialty tubulars business with our ability to offer finned tubulars used in combined-cycle power generation.

WELL-POSITIONED TO BENEFIT FROM OIL AND GAS INDUSTRY DYNAMICS

         We are well-positioned to capture the benefits from growing oil and gas exploration and production through our large product offering of casing and tubing, including through our commercial alliances, and our premium OCTG products capability. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. According to Baker Hughes, the average annual active rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration and production. As of April 27, 2001, there were 1,212 rigs in operation. In addition, natural gas exploration has continued to require deeper drilling and more offshore drilling. Since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased by more than 60%, thereby significantly increasing the use of premium OCTG products. Lone Star is well positioned to exploit this trend of deeper drilling through our extensive high-strength casing and tubing product offering.

         PARTICIPATION IN HIGH GROWTH POWER GENERATION INDUSTRY

         Through our specialty tubing division, we are well-positioned to benefit from the increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration expects the amount of new domestic combined-cycle generating capacity to increase by 540% between 2001 and 2005, and that these additions will represent 55% of the projected 110 gigawatts of all new power generating capacity additions in the U.S. during that period. Accordingly, we expect the demand for our products that supply this market to continue to grow over the next several years as construction of combined-cycle power generating plants accelerates.

TECHNOLOGICAL LEADERSHIP

         We are committed to developing technologically innovative products. We work closely with our oilfield customers and related industry groups to develop new grades of OCTG products as well as new products. For example, our technologically-advanced expandable casing products which were developed for a joint venture between Shell Oil Company and Halliburton Company, are used in demanding repair applications and extended-reach drilling. In addition, our technical knowledge and high-performance casing products have been applied in a revolutionary method for drilling wells using casing instead of drill pipe. This advanced technology can save drilling time and lowers our customers' costs. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications and ultrasonic testing methods which ensure the quality of our tubular products.

RECENT CAPITAL IMPROVEMENTS AND COST FLEXIBILITY

         Since 1995, we have invested over $100 million in a program focused on technology enhancements and various manufacturing upgrades at our primary production facilities. This program has lowered costs by improving yields, increasing productivity and expanding our steel sourcing flexibility. Our steel sourcing flexibility allows us to use steel slabs, coils or scrap to manufacture our tubular products with lower cost steel. Our capital improvements program also substantially increases our precision mechanical and finned tubular manufacturing capacities.

EXPERIENCED MANAGEMENT TEAM

         Our senior management team has an average of over 20 years of experience in our businesses, including plant-level operating experience. Our management team has proven ability to successfully:

     o    integrate acquisitions;

     o    expand product lines through strategic commercial alliances;

     o generate incremental revenues through applied product technologies, focused capital investments and yield productivity and cost improvements; and

     o maximize our performance through both favorable and challenging markets.

                                  OUR STRATEGY

         The key elements of our strategy to achieve commercial leadership and operational excellence are:

     o ACHIEVING INCREASED PRODUCTION, GREATER PRODUCTIVITY AND PENETRATION INTO NEW MARKETS THROUGH CAPITAL INVESTMENT AND COMMERCIAL ALLIANCE EXPANSION. By upgrading our manufacturing technologies and through our exclusive commercial alliances with several mills, we will endeavor to become more efficient and to offer a wider variety of products at attractive prices to an increasing number of customers.

     o CONTINUING TO DEVELOP AND MARKET NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. Our history of pioneering new production capabilities and innovations across all three of our product lines has expanded the market penetration of our products. We expect to continue to invest in new technologies and develop new products.

     o GROWING THROUGH STRATEGIC ACQUISITIONS. Our recent acquisitions of Fintube and Bellville have enabled us to increase production capacity and expand our product offering. We will continue to opportunistically evaluate and pursue strategic acquisitions.

                              RECENT DEVELOPMENTS

         Shortly after consummation of this offering, we expect to offer and sell $150.0 million of debt securities. There can be no assurance that we will offer or sell such debt securities on terms that are acceptable to us, or at all.

         In addition, we have received a commitment from a commercial lender to arrange a $100.0 million senior secured credit facility. The proceeds of this facility, together with the proceeds of our proposed offering of debt securities, would be used to repay our subsidiaries' outstanding indebtedness and for general corporate purposes. Lone Star would be the borrower under the revolving credit facility which would be guaranteed on a senior secured basis by our domestic subsidiaries and which would be secured by substantially all of our present and future assets. The facility would contain customary covenants and events of default and would be subject to various closing and borrowing conditions. There can be no assurance that we will be able to enter into this proposed facility or any other facility on terms that are acceptable to us, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition and Liquidity."

                              OUR EXECUTIVE OFFICES

            Our principal executive offices are located at 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248. Our mailing address is P.O. Box
803546, Dallas, Texas 75380, and our telephone number is (972) 770-6401.

                                  THE OFFERING

SUMMARY OF THE OFFERING

Common Stock offered by:
Us ........................................................  1,000,000 shares (1)
The selling stockholder ...................................     500,000 shares (2)
    Total .................................................  1,500,000 shares (1) (2)
Total shares of common stock outstanding after this
offering ..................................................  24,899,139 shares (1) (2) (3)
Use of proceeds ...........................................  We intend to use the proceeds of this offering for general corporate purposes.
                                                             We will not receive any proceeds from
                                                             the sale of our common stock by the
                                                             selling stockholder.
New York Stock Exchange trading symbol ....................  LSS

------------------------

(1) Excludes 30-day option granted by us to the underwriter to purchase up to 150,000 additional shares of common stock to cover over-allotments, if any.

(2) Excludes 30-day option granted by the selling stockholder to the underwriter to purchase up to 75,000 additional shares of common stock to cover over-allotments, if any.

(3) As of April 30, 2001, excludes 1,853,100 shares issuable upon exercise of options outstanding under our stock option plan, 178,150 shares reserved for issuance upon the exercise of options that may be granted in the future under our stock option plan, 200,000 shares reserved for issuance under our employee stock purchase plan and 50,000 shares reserved for issuance under our deferred compensation plan.

RISK FACTORS

         For a description of some of the risks you should carefully consider before buying shares of our common stock, see "Risk Factors" beginning on page S- of this prospectus supplement and page 6 of the accompanying prospectus.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

         The following tables give a summary of our historical and unaudited pro forma consolidated financial information. The pro forma 2000 column included in Income Data and Other Data reflects adjustments made to our historical numbers for the year ended December 31, 2000 to give effect to our Bellville acquisition as if the acquisition had occurred on January 1, 2000. The "as adjusted" column included in the Balance Sheet Data reflects adjustments made to our historical balance sheet data to give effect to this offering of our common stock and the application of the net proceeds to Lone Star as described under "Use of Proceeds." In addition, this summary historical and pro forma financial information is qualified in its entirety by the more detailed information appearing in our consolidated historical and pro forma financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                                       FOR THE
                                                                                                        TWELVE
                                                                                 FOR THE THREE          MONTHS
                                                                                  MONTHS ENDED          ENDED
                                 YEAR ENDED DECEMBER 31,       PRO FORMA (1)       MARCH 31,           MARCH 31,
                                 -----------------------       -------------       ---------           ---------
                                1998        1999     2000          2000         2000       2001           2001
                                ----        ----     ----          ----         ----       ----           ----
                                                               (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
INCOME DATA:
Revenues:
Oilfield products (2)             $258.1    $187.3    $362.0          $362.2     $82.2       $114.8       $394.6
Specialty tubing products          130.3     126.6     220.9           220.9      58.6         46.9        209.2
(2)
Flat rolled steel and other         54.0      48.1      62.4            62.4      15.8         17.7         64.3
  products (2)

Total revenues (2)                 442.4     362.0     645.3           645.5     156.6        179.4        668.1
Cost of goods sold (2)            (438.0)   (349.2)   (559.4)         (558.4)   (138.7)      (154.9)      (575.6)

Gross profit                         4.4      12.8      85.9            87.1      17.9         24.5         92.5
Special charges (3)                (14.5)        -         -               -         -            -            -
Selling, general and
  administrative expenses          (20.0)    (15.5)    (33.7)          (34.2)     (8.1)        (8.4)       (34.0)

Operating income (loss)            (30.1)     (2.7)     52.2            52.9       9.8         16.1         58.5

Net income (loss) from
continuing operations              (32.3)     (5.5)     38.6            39.1       7.1         13.4         44.9

Net income(loss) (4)               (24.9)     (5.5)     38.6            39.1       7.1         13.4         44.9

Basic earnings (loss) per
share                             $(1.10)   $(0.24)    $1.64           $1.66     $0.30        $0.56        $1.89

Diluted earnings (loss)           $(1.10)   $(0.24)    $1.59           $1.61     $0.29        $0.55        $1.84
per share

Weighted average common
shares outstanding-
basic                              22.50     22.50     23.50           23.50     23.40        23.70        23.70
diluted                            22.50     22.50     24.30           24.30     24.00        24.40        24.40

                                                                                                        FOR THE
                                                              PRO FORMA      FOR THE THREE MONTHS    TWELVE MONTHS
                                 YEAR ENDED DECEMBER 31,       2000 (1)         ENDED MARCH 31,          ENDED
                                 -----------------------       --------         ---------------      MARCH 31, 2001
                                1998       1999       2000    (UNAUDITED)    2000         2001       --------------
                                ----       ----       ----                   ----         ----        (UNAUDITED)
                                                                                 (UNAUDITED)
OTHER DATA:
NET CASH PROVIDED BY (USED IN)
         OPERATING ACTIVITIES      $8.6      $28.1    $(8.6)       $(8.1)   $(10.7)           $22.7           $24.8
NET CASH PROVIDED BY (USED IN)
         INVESTING ACTIVITIES      (4.3)     (11.7)   (96.6)       (96.6)    (90.8)             3.7            (2.1)
NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES       2.4      (15.1)   109.7        109.7      86.4            (15.6)            7.7
EBITDA (5)                        (14.3)      14.0     73.6         74.3      14.9             21.8            80.5
DEPRECIATION AND AMORTIZATION      15.8       16.7     21.4         21.7       5.1              5.7            22.0
CAPITAL EXPENDITURES               17.6        7.2     23.3         23.3       4.0              4.8            22.5

                                                                                          FOR THE THREE MONTHS
                                           YEAR ENDED DECEMBER 31,         PRO FORMA         ENDED MARCH 31,
                                           ----------------------          ---------         ---------------
                                        1998        1999        2000         2000(1)        2000        2001
                                        ----        ----        ----         -------        ----        ----
                                             (Shipment in tons)
OPERATING DATA:
Oilfield products                       372,500     336,100     516,000      516,000        125,400      165,000
Specialty tubing products               111,900     116,700     176,400      176,400         50,300       37,300
Flat rolled steel and other products    144,700     144,600     165,300      165,651         42,200       49,400
                                        -------     -------     -------      -------         ------       ------

Total tons shipped                      629,100     597,400     857,700      858,051        217,900      251,700
                                        =======     =======     =======      =======        =======      =======

                                                                  AS OF MARCH 31, 2001
                                                                  --------------------
                                                              HISTORICAL         AS ADJUSTED
                                                              ----------         -----------
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents                                         37.5                81.7
Short-term investments                                               -                  --
Net working capital                                              173.1               217.3
Marketable securities                                              2.0                 2.0
Total assets                                                     521.6               565.1
Long-term debt                                                   111.6               111.6
Total debt (7)                                                   119.6               119.6
Shareholders' equity                                             269.7               312.9

1. The pro forma amounts reflect adjustments made to our historical 2000 numbers to give effect to our Bellville acquisition. See our Unaudited Pro Forma Consolidated Financial Statements incorporated by reference into this prospectus supplement and the accompanying prospectus from our Current Reports on Form 8-K, as amended, filed on June 1, 2000 and June 14, 2000.

2. Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. The pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.

3. In response to 1998 market conditions, our Lone Star Steel subsidiary restructured and downsized its operations. As a result, special charges of $14.5 million were recognized in operating income (loss) to write down property, plant and equipment and related supplies to fair value ($8.1 million), renegotiate or cancel contractual obligations ($4.4 million) and to recognize employee severance cost ($2.0 million).

4. During 1998 Lone Star Steel was relieved of its obligation to provide medical and death benefits under the Coal Industry Retiree Health Benefit Act of 1992 and reversed its liability resulting in a extraordinary gain of $7.4 million.

5. EBITDA is calculated by adding interest expense, net income tax expense (benefit), depreciation and amortization of intangibles to income
         (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles, or GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

7. Includes slab consignment obligations of $7.6 million included in accounts payable.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING BOTH THOSE DESCRIBED BELOW AND THOSE DESCRIBED UNDER "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THEY INCORPORATE BY REFERENCE BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND YOU MAY LOSE ALL OF YOUR INVESTMENT.

RISKS RELATING TO THE OFFERING

VOLATILITY IN THE PRICE OF OUR COMMON STOCK COULD RESULT IN A LOWER TRADING PRICE THAN YOU PAID.

         The market price of our common stock may be adversely affected by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions and other factors. Broad market fluctuations may adversely affect the market price of our common stock. We cannot assure you that the market price of our common stock will not decline below the levels prevailing at the time of this offering.

WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. As a result, any positive return on your investment in our common stock will depend upon any appreciation in the market price of the common stock.

PROVISIONS IN OUR CHARTER AND BYLAWS MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER AND LIMIT THE PRICE SOME INVESTORS MIGHT BE WILLING TO PAY FOR OUR COMMON STOCK.

         Provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, or may discourage acquisition bids for us and could limit the price that investors might be willing to pay in the future for shares of our common stock. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. Our certificate of incorporation also provides for a staggered board. We are also subject to provisions of the Delaware General Corporation Law and provisions in our certificate of incorporation that may make some business combinations more difficult.

THE NUMBER OF SHARES OF OUR STOCK ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         After the sale of common stock offered by this prospectus supplement and the accompanying prospectus, we will have outstanding 24,899,139 shares of common stock, or 25,049,189 shares if the underwriter's over-allotment option is exercised in full. Except for any portion of the 760,237 shares issued in connection with the Fintube acquisition and covered by a previously filed resale Form S-3 registration statement that are not sold while that registration statement remains effective, and except for shares held by

"affiliates" of Lone Star, as defined in Rule 144 under the Securities Act of 1933, all of the shares of our common stock are freely tradeable without restriction or registration under the Securities Act.

         As of May 2, 2001, we had outstanding options entitling their holders to acquire an aggregate of 1,856,850 shares of our common stock, of which options covering 661,069 shares were currently exercisable. An aggregate of 178,150 shares of our common stock are reserved for issuance upon the exercise of options that may be granted in the future under our stock option plan. Additionally, we recently instituted an employee stock purchase plan under which 200,000 shares are reserved for issuance and a deferred compensation plan under which 50,000 shares are reserved for issuance.

         The market price of our common stock could drop due to sales of a large number of shares of our common stock by our significant stockholder group, by selling stockholders under the resale Form S-3 mentioned above or otherwise, or due to the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Underwriting" on page S-54 of this prospectus supplement for more information regarding lock-up agreements entered into with the underwriter in connection with this offering.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS, AND WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MIGHT NOT BE AVAILABLE TO US.

         We operate in a capital intensive business. We have made, and expect to make, significant capital expenditures each year both for the recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make significant capital expenditures for technological improvements and maintenance. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

RISKS RELATING TO OUR BUSINESS

THE VOLATILITY OF OIL AND GAS MARKETS AFFECTS DEMAND FOR OUR PRINCIPAL PRODUCTS, AND DOWNTURNS IN THESE MARKETS COULD CAUSE OUR REVENUES TO DECREASE.

         Proceeds from the sale of casing, tubing and line pipe to the oil and gas industry constitute the majority of our revenues. As a percentage of our total revenues, revenues from the sales of these products accounted for approximately 56% in 2000, 52% in 1999, and 58% in 1998. Downturns in the oil and gas markets and negative general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

         Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked at any given time and the depth and drilling conditions of these wells. The level of these activities depends primarily on expectations as to future prices for natural gas and oil. Natural gas and oil prices are subject to significant fluctuations in response to even relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

         o worldwide and domestic supplies of and demand for oil and natural gas;

         o        domestic and foreign natural gas and oil production;

         o political instability or armed conflict in oil and gas producing regions;

         o the price and amount of imports of oil and gas casing, tubing and line pipe;

         o        the price and availability of alternative fuels;

         o        the availability of pipeline capacity;

         o        weather conditions;

         o domestic and foreign governmental regulations, especially trade laws and taxes; and

         o the overall economic environment including the demand for electricity.

         We cannot predict future natural gas and oil price movements, and we cannot give you any assurances as to the level of future demand for our products.

         MARKET VOLATILITY AND DOWNTURNS OF INDUSTRIES WHICH USE OUR FINTUBE PRODUCTS FOR HEAT RECOVERY APPLICATIONS COULD REDUCE DEMAND FOR THESE PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

         Our Fintube subsidiary produces boiler tubes, finned tubes and other products used in a variety of heat recovery applications, including power generation, industrial plant processing and petrochemical businesses. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and other factors. To a lesser extent, our Fintube business is dependent on industrial plant processing and petrochemical plant construction. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas markets. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these Fintube products could adversely affect our results of operations. Some additional factors affecting demand are:

         o the level of consumer and industrial demand for electrical power generation;

         o the price and amount of imports of foreign boiler tubes, finned tubes and other products;

         o        worldwide and domestic supplies of natural gas;

         o        weather conditions; and

         o        domestic and foreign governmental regulations and taxes.

Due to these factors and others, we cannot give you any assurances as to the level of future demand for our Fintube products.

OUR PRECISION MECHANICAL TUBULARS AND OTHER BUSINESSES ARE SENSITIVE TO ECONOMIC DOWNTURNS, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

         We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is dependent on the general economy, the automotive and construction industries, product inventory levels and other factors affecting domestic goods activity. If we are not able to adequately predict demand and if our precision mechanical tubulars inventories (or the inventories of other precision tubular manufacturers) become excessive, there could be a material adverse effect on price levels, the quantity of precision mechanical tubulars sold by us and our revenues.

         THE COMPETITION FOR RAW MATERIALS WE USE IN OUR BUSINESS AND THE VOLATILITY OF OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR OPERATIONS.

         Purchased steel represents the largest portion of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and cyclical. The following factors, most of which are beyond our control, affect the price of steel:

         o        supply and demand factors;

         o        freight costs and transportation availability;

         o        inventory levels of brokers and distributors;

         o        the price and availability of imported steel pipe and tubing;

         Changes in steel prices can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs and by sourcing steel from our flat rolled steel division, but we cannot assure you that we will be successful in passing these price increases through to our customers. As a result, we typically have a limited ability to recover increases in steel costs. While we endeavor to maintain flexibility in procurement of steel for our specialty tubular products, we cannot predict whether the availability of steel slabs and coils will constrain our operations.

         In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary endeavors to satisfy its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We cannot assure you that we can satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors, which may lead to reduced sales.

FLUCTUATIONS IN INVENTORY LEVELS OF OILFIELD PRODUCTS COULD ADVERSELY AFFECT OUR SALES.

         Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period depending on industry cycles. These changes can have a direct adverse effect on the demand for new production of tubular goods when customers draw from existing inventory rather than purchase new products. As a result, our oil and gas casing and tubing sales and results of operations may vary significantly from period to period. Excessive inventories could have a material adverse effect on price levels and the quantity of oil and gas casing and tubing and line pipe products sold by us. In addition, we cannot assure you that any excess domestic capacity will be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

WE ARE DEPENDENT ON OUR KEY CUSTOMER OF FLAT ROLLED STEEL.

         The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for between 75% and 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to Friedman Industries, Inc. represented approximately 9% and 10% of our total revenues for 2000 and 1999, respectively. We sell our flat rolled steel products to Friedman Industries, Inc. pursuant to purchase orders, but we do not have any supply contracts with Friedman Industries, Inc. There can be no assurances that they will continue to purchase in historical quantities.

         The loss of any one or more of our key customers could have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-Customers".

EASING OF UNITED STATES GOVERNMENT IMPORT TRADE RESTRICTIONS COULD INCREASE FOREIGN COMPETITION IN OUR INDUSTRY AND HARM OUR BUSINESS, PARTICULARLY IN THE CASE OF OIL AND GAS CASING AND TUBING AND LINE PIPE.

         The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of OCTG products, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

         The level of imports of oil and gas casing and tubing and line pipe is affected by numerous factors, including:

         o overall world demand for oil and gas casing and tubing and line pipe;

         o domestic and foreign inventory levels of casing, tubing and line pipe;

         o        the purchasing pattern of distributors and end-users;

         o        domestic and foreign trade policy; and

         o        the relative value of the United States dollar.

         Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

         Anti-dumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." Additionally, an individual exporter may retain revocation as to itself under specific circumstances. In June 2000, the United States government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. The United States government has begun conducting sunset reviews of orders covering Argentina, Italy, Japan, Korea and Mexico. These reviews are expected to be completed by

August 2001. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our business. The relief recently granted to the line pipe industry under Section 201 of the Trade Act of 1974 is also subject to appeal and review, and a revocation of that relief could harm us. See "Our Business--Our Oilfield Products--Competition."

         We cannot predict the United States or any other government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing and tubing products or line pipe, or the impact of these actions on our sales of oil and gas casing and tubing products or line pipe.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

         Our Lone Star Steel subsidiary's direct foreign revenues as a percentage of our total revenues were approximately 8% in 1998, 6% in 1999 and 7% in 2000. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. In 2000, our Fintube subsidiary had direct and indirect sales relating to projects outside the United States of $18.3 million. Before our Fintube acquisition, Fintube Limited Partnership had direct and indirect sales relating to projects outside the United States of approximately $8.6 million in 1998 and $5.1 million in 1999. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products and services. Our international sales and operations may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

WE FACE SIGNIFICANT COMPETITION.

                  We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We cannot assure you that we will be able to compete successfully with respect to these or other factors. See "Our Business-Our Oilfield Products-Competition."

DIFFICULTIES IN INTEGRATING POTENTIAL ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         We regularly evaluate potential acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

         Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, we may issue shares of our common stock in order to consummate future acquisitions. Such issuances might have a dilutive effect on our current equity holders. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

         o assimilating operations and products may be unexpectedly difficult;

         o managements attention may be diverted from other business concerns;

         o we may enter markets in which we have limited or no direct experience; and

         o        we may lose key employees of an acquired business.

         We do not currently have any material agreements relating to acquisitions or joint ventures.

OUR OPERATIONS ARE SUBJECT TO VARIOUS COLLECTIVE BARGAINING AGREEMENTS WHICH COULD INVOLVE LABOR SITUATIONS WHICH COULD ADVERSELY AFFECT US.

         Our subsidiaries are subject to five collective bargaining agreements. At March 31, 2001, we had a total of 2,461 active employees, of whom 1,403 were represented by four unions and five bargaining units. The majority of these union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America under a contract signed in May 1996, which expires on May 31, 2001. We are currently in negotiations with United Steelworkers of America regarding a new contract. Two of the other agreements, covering an aggregate of approximately 134 of our warehouse and plant security workers as of March 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 70 employees in Canada and Mexico as of March 31, 2001. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. We can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established. Failure to renew such agreements could adversely impact our financial condition and results of operations.

WE COULD LOSE OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS IF WE EXPERIENCE AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENT.

         We had federal income tax net operating loss carryforwards of approximately $244.7 million at December 31, 2000 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2019. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50 percent under rules contained in the Internal Revenue Code. Since our common stock is publicly traded, there is no assurance that future trading or other sales of our stock will not result in an ownership change that could limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

OUR SIGNIFICANT STOCKHOLDERS CONTROL A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK.

         A significant stockholder group collectively owns 10.8 million shares of our common stock (after taking this offering into account), which represents approximately 44% of our outstanding common stock as of May 2, 2001. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with yours. One of the eight members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or strategic direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on our results of operations and financial condition.

WE HAVE UNDERFUNDED PENSION PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

         Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees were underfunded by an aggregate of approximately $10.7 million as of November 30, 2000 using an investment return assumption of 9% per annum and a discount rate of 7.5% per annum. If the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, using the actuarial assumptions specified by the Pension Benefit Guaranty Corporation, or PBGC the PBGC would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities, under the PBGC assumptions, which amount we estimate to be between $25 million and $30 million.

POTENTIAL CASUALTIES AND PRODUCT LIABILITY CLAIMS RELATING TO THE PRODUCTS WE MANUFACTURE AND SELL TO THE OIL AND GAS INDUSTRY AND INDUSTRIES USING HEAT RECOVERY APPLICATIONS COULD HARM OUR BUSINESS.

         Our oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. In addition, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the commercial alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. We cannot assure you that our insurance will be adequate or available to protect us in the event of a claim or that the coverage will not be canceled or otherwise terminated.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. We do not maintain key-man life insurance on any members of our senior management team.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS.

         We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. These forward-looking statements are subject to risks and uncertainties and include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

         o        natural gas and oil price volatility;

         o        domestic and foreign competition;

         o        steel price volatility;

         o        our ability to successfully manage our business;

         o        fluctuations in industry-wide inventory levels;

         o fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

         o        general economic conditions;

         o the presence or absence of governmentally imposed trade restrictions; and

         o other factors disclosed under Risk Factors and elsewhere in this prospectus supplement and the accompanying prospectus.

         These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

         Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus.

                              USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $43.2 million, or $49.8 million if the underwriter exercises its over-allotment option in full, from the sale of the shares of common stock offered by this prospectus supplement and the accompanying prospectus, after deducting expenses.

         We intend to use these net proceeds to fund general corporate purposes.

                         PRICE RANGE OF COMMON STOCK

         Our common stock is traded on the New York Stock Exchange under the symbol "LSS." The following table sets forth, on a per share basis for the periods indicated, the range of high and low sales prices of our common stock as reported by the New York Stock Exchange during the periods shown.

                                                                           COMMON STOCK
                                                                           ------------
                                                                   HIGH                     LOW
                                                                   ----                     ---
         1999:

         First Quarter                                          $   14 1/2               $  10 1/4

         Second Quarter                                             19 13/16                12 7/16

         Third Quarter                                              21 5/8                  16 11/16

         Fourth Quarter                                             29 3/16                 17 5/16

         2000:

         First Quarter                                          $   51                   $  25 5/8

         Second Quarter                                             54 1/4                  36

         Third Quarter                                              51.88                   37.25

         Fourth Quarter                                             54.75                   24.45

         2001:

         First Quarter                                          $   49.10                $  30.20

         Second Quarter (through May 2, 2001)                       54.30                   37.60

         On May 2, 2001, the last reported sales price of our common stock as reported on the New York Stock Exchange was $49.29 per share. On January 31, 2001, the outstanding shares of our common stock were held by approximately 3,200 holders of record.

                                DIVIDEND POLICY

         We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. Although we are not restricted from paying dividends, our operating subsidiaries' credit agreements restrict their ability to transfer funds to us.

                                 CAPITALIZATION

         THE FOLLOWING TABLE SHOWS OUR ACTUAL AND AS ADJUSTED CASH AND CAPITALIZATION AS OF MARCH 31, 2001. CAPITALIZATION CONSISTS OF DEBT, INCLUDING THE CURRENT PORTION, AND STOCKHOLDERS' EQUITY. THE AS ADJUSTED CAPITALIZATION COLUMN GIVES EFFECT TO THIS EQUITY OFFERING AND THE APPLICATION OF NET PROCEEDS TO US AS DESCRIBED UNDER "USE OF PROCEEDS," ASSUMING NET PROCEEDS TO US OF APPROXIMATELY $43.2 MILLION OR $49.8 MILLION IF UNDERWRITER EXERCISES ITS OVER-ALLOTMENT OPTION IN FULL.

         You should read this table together with "Management's
Discussion and Analysis of Financial Condition and Results of
Operations" and the financial statements and accompanying notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus and that are included elsewhere in this prospectus supplement. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                  AS OF MARCH 31, 2001
                                                  ------------------------------------------------------
                                                            ACTUAL                AS ADJUSTED(1)
                                                            ------                -----------
                                                                    (UNAUDITED)
                                                                   (IN MILLIONS)
      Cash and cash equivalents.....................         $37.5                     $81.7
                                                             =====                     =====
      Current portion of long term debt.............         $ 8.0                     $ 8.0
      Long-term debt:
               Revolving credit facility............          81.6                      81.6
               Term loans...........................          30.0                      30.0
                                                              ----                      ----
                        Total debt..................         119.6                     119.6
               Shareholders' equity.................         269.7                     312.9
                                                             -----                     -----
                        Total capitalization........        $389.3                    $432.5
                                                            ======                    ======

------------------------------
        (1) Adjusted to give effect to this equity offering and the application of net proceeds, of which, deferred offering costs of $1.0 million will be charged against the equity offering proceeds of $44.2 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The historical Statement of Income Data, Other Data and Balance Sheet Data as of and for each of the years in the five-year period ended December 31, 2000 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. You should read the information contained in this section in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes, filed with our annual reports, and any other information that we have filed with the Securities and Exchange Commission is incorporated into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                    Year Ended December 31,
                                                  --------------------------------------------------------------
                                                    1996      1997    1998      1999     2000     March 31, 2001
                                                    ----      ----    ----      ----     ----     --------------
                                                                                                    (Unaudited)
                                                              (In millions, except per share data)
Statement of income data:
Revenues(1).................................       $560.1  $668.4    $442.4    $362.0   $645.3         $179.4
Cost of goods sold(1).......................       (511.9) (604.2)   (438.0)   (349.2)  (559.4)        (154.9)
                                                   ------- -------   -------   -------  -------        -------
Gross profits...............................         48.2    64.2       4.4      12.8     85.9           24.5
Special charges(2)                                     --      --     (14.5)       --       --             --
Selling, general and administrative expenses        (16.4)  (19.6)    (20.0)    (15.5)   (33.7)          (8.4)
                                                   ------- -------   -------   -------  -------        -------
Operating income (loss).....................         31.8    44.6     (30.1)     (2.7)    52.2           16.1
Interest income.............................          4.4     3.0       2.0       1.8      2.0            0.5
Interest expense............................         (6.8)   (6.6)     (4.0)     (4.6)   (14.4)          (3.0)
Other income (expense)......................         (0.1)    0.3      (0.2)       --       --            0.2
Minority interest in lone star steel (3)....         (3.8)     --        --        --      0.6             --
                                                   ------- -------   -------   -------  -------        -------
Income (loss) form continuing operations before
     income tax.............................         25.5    41.3     (32.3)     (5.5)    40.4            13.8
Income tax..................................         (0.6)   (0.9)       --        --     (1.8)           (0.4)
                                                   ------- -------   -------   -------  -------        -------
Net income (loss) from  continuing operations        24.9    40.4     (32.3)     (5.5)    38.6            13.4
Extraordinary items (4)....................            --     0.9       7.4        --       --              --
Net income (loss) before gain from discontinued
     operations............................          24.9    41.3     (24.9)     (5.5)    38.6            13.4
Gain from discontinued operations (5)......            --    12.4        --        --       --              --
Net income (loss)..........................         $24.9   $53.7    $(24.9)   $ (5.5)  $ 38.6           $13.4
                                                   ======= =======   =======   =======  =======        =======
Basic earnings (loss) per share............         $1.21   $2.50    $(1.10)   $(0.24)  $ 1.64           $0.56
Diluted earnings (loss) per share..........         $1.19   $2.44    $(1.10)   $(0.24)  $ 1.59           $0.55
                                                   ======= =======   =======   =======  =======        =======
Weighted average common  shares outstanding-
    basic..................................          20.6    21.5      22.5      22.5     23.5           23.70
    diluted................................          20.9    22.1      22.5      22.5     24.3           24.40
Other data:
Net cash provided by (used in) operating
     activities............................        $ 19.6  $ 25.9     $ 8.6     $28.1    $(8.6)          $22.7
Net cash provided by (used in) investing
     activities............................         (25.8)   (7.7)     (4.3)    (11.7)   (96.6)            3.7
Net cash provided by (used in) financing
     activities............................          (6.5)  (31.3)      2.4     (15.1)   109.7           (15.6)
EBITDA (6).................................          43.6    58.9     (14.3)     14.0     73.6            21.8
Depreciation and amortization..............          11.8    14.3      15.8      16.7     21.4             5.7
Capital expenditures.......................          20.0    34.7      17.6       7.2     23.3             4.8


                                        S-22

                                                           As of December 31,
                                      -------------------------------------------------------------
                                           1996        1997        1998        1999        2000
                                          ------      ------      ------      ------      ------
                                                             (In Millions)
BALANCE SHEET DATA:
Cash and cash equivalents                 $ 27.3      $ 14.2      $ 20.9      $ 22.2      $ 26.7
Short term investments                      20.1         6.3         3.1         1.2         0.1
Net working capital                        131.9       125.9       111.5        86.9       165.8
Marketable securities                       19.8        19.0         9.0        15.4        10.4
Total assets                               396.0       405.8       335.8       351.1       515.3
Long-term debt                              87.8        43.0        46.0        28.0       128.2
Total debt                                  88.1        43.0        46.0        30.0       136.2
Shareholders' equity                       128.8       217.7       189.1       195.9       255.8

------------------------------
(1) Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. The pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.

(2) Our Lone Star Steel subsidiary downsized and restructured certain operations in 1998. As a result, special charges of $14.5 million were recognized to write-down property, plant and equipment and supplies to fair value ($8.1 million), renegotiate or cancel contractual obligations ($4.4 million) and to recognize employee severance cost ($2.0 million).

(3) Prior to fiscal year 1997 Lone Star owned less than 100% of the equity of Lone Star Steel. Minority interest in Lone Star Steel represents the minority stockholders' equity in the income (loss) of Lone Star Steel. In 1995, Lone Star repurchased 4.95% of Lone Star Steel's common stock from its minority stockholders. In 1997 Lone Star purchased all of the remaining outstanding common stock, preferred stock and warrants held by minority stockholders of Lone Star Steel to make it a wholly-owned subsidiary.

(4) In 1997, an extraordinary loss of $1.1 million was recognized for a prepayment penalty fee for refinancing Lone Star Steel's credit facility. Also in 1997 an extraordinary gain of $2.0 million was recognized for a reduction in Lone Star Steel's obligation to provide medical and death benefits under the Coal Industry Retiree Health Benefit Act of 1992. During 1998, Lone Star Steel was relieved of its obligation under this act and reversed its liability resulting in an extraordinary gain.

(5) Reflects $12.4 million in payments received in 1997 from the 1993 sale of our stock in American Federal Bank, F.S.B.

(6) EBITDA is calculated by adding interest expense, net income tax expense (benefit), depreciation and amortization of intangibles to income
         (loss) before extraordinary item. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

                    MANAGEMENTS DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING IS A DISCUSSION OF OUR RESULTS OF OPERATIONS AND CURRENT FINANCIAL POSITION. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. OUR DISCUSSION OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION INCLUDES VARIOUS FORWARD-LOOKING STATEMENTS ABOUT OUR MARKETS, THE DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR FUTURE RESULTS. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS THAT WE CONSIDER REASONABLE. FOR INFORMATION ABOUT RISKS AND EXPOSURES RELATING TO OUR BUSINESSES AND OUR COMPANY, YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

         We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are a leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures products primarily for use in our OCTG products, and allows us to maintain flexibility and cost-efficiency in the procurement of steel. For the twelve months ended March 31, 2001, our revenues were $668.1 million, and our EBITDA totaled $80.5 million. For the same period, oilfield products accounted for 59% of our revenues, specialty tubing products accounted for 31% of our revenues, and flat rolled steel accounted for 10% of our revenues.

OILFIELD PRODUCTS.

         Our oilfield products consist of:

         o casing, which acts as a structural retainer wall in oil and natural gas wells;

         o production tubing, which transmits hydrocarbons to the surface; and

         o line pipe, which is used in gathering and transmitting hydrocarbons from the wellhead to larger transmission pipelines.

         Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations as to future prices. According to industry reports, domestic drilling activity increased in 2000 by 47% compared to the previous year. Drilling activity increased steadily through 2000 and by year-end 1,114 rigs were active, compared to 771 rigs at the end of 1999.

SPECIALTY TUBING PRODUCTS.

         As a result of the January 2000 Fintube acquisition, our specialty tubing product segment now includes finned tubular products manufactured by our Fintube subsidiary, in addition to the precision mechanical tubulars we have historically manufactured. Finned tubular products are used in heat recovery steam generation applications such as gas-fired, combined-cycle power generation plants and, to a lesser extent, in industrial processing plants and petrochemical plants.

         Our precision mechanical tubulars consist of a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties which are manufactured by the "Drawn Over Mandrel" process. This process allows us to achieve higher critical tolerances and dimensional control than other processes. These products are used for several industrial applications, including the manufacture of hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other uses, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers.

         Demand for precision mechanical tubulars within the traditional markets was up slightly in 2000 as a result of economic recoveries in foreign markets and a strong domestic economy during the first half of 2000. Demand for our precision mechanical tubing products in 2001 may be unfavorably impacted by the current slow down in the domestic economy.

         FLAT ROLLED STEEL AND OTHER PRODUCTS.

         We manufacture and market flat rolled steel, which is primarily used in the manufacture of our oil country tubular products. We also sell flat rolled steel to fabricators of large-diameter transmission pipe, storage tanks, rail cars and a variety of other construction and industrial products. Our other products are principally used for structural and piling applications in the construction industry. We sell flat rolled steel directly to end-users and through service centers primarily in the Southwestern region of the United States.

         We sell flat rolled steel in highly competitive markets, with price, quality and availability primarily determining customer purchase decisions. Due to an influx of inexpensive imported flat rolled steel during 1998 and early 1999, markets for flat rolled steel experienced excess supply and lower pricing. As a result, our shipment volumes were down in 1998 and 1999. However, during the first half of 1999, the United States government established anti-dumping duties and quotas for suppliers from certain foreign countries which reduced the amount of imported foreign coils, resulting in increased shipments of coils produced by us during the second half of 1999 and 2000. Flat rolled steel revenues in 2000 also benefited from the full year inclusion of steel coil slitting and steel strip revenues from our Fintube operations.

         We sell steel strip directly to end-users in North America through a small sales force. Flat rolled steel processing services are also sold to steel mills where we receive processing revenues but do not take title to the steel.

         MANUFACTURING.

         The manufacture of our products is capital intensive. Utilization rates at our East Texas manufacturing facilities expanded significantly during 2000 as demand for our oilfield products improved with increased drilling which was up 47%. The level of production volume through our various facilities has a significant effect on the cost of manufacturing. Key variable costs include costs of labor and raw materials, including scrap steel, steel slabs, wire rod, coils, electricity and natural gas. Most of our finned tubes and other heat recovery products are manufactured in specific configurations as ordered.

Accordingly, our manufacturing costs are to some extent factored into product prices on an order-by-order basis.

         We have entered into commercial alliances with several companies for our oilfield products. These alliances involve the marketing of their products which provide us access to additional manufacturing capacity. In addition, we have manufacturing technology licensees for our specialty tubulars in India, Italy, Japan and Korea.

         HISTORICAL RESULTS OF OPERATIONS

         Our revenues are derived from three business segments: oilfield products, specialty tubing products and flat rolled steel and other products and services.

                  In the last three years, segment revenues were as follows:

                                                                    ($ in millions)
                                                                                             3 months Ended
                                                                                               March 31,
                                                                                     -------------------------------
                                       1998              1999            2000              2000             2001
                                       ----              ----            ----              ----             ----
                                    $       %         $       %        $        %        $       %       $       %
Oilfield products                  258.1    58.0     187.3    52.0    362.0     56.0     82.2    53.0   114.8    64.0
Specialty tubing products          130.3    30.0     126.6    35.0    220.9     34.0     58.6    37.0    46.9    26.0
Flat rolled steel and other          4.0    12.0      48.1    13.0     62.4     10.0     15.8    10.0    17.7    10.0
products
Consolidated net revenues          442.4   100.0     362.0   100.0    645.3    100.0    156.6   100.0   179.4   100.0


Shipments of products by segment were as follows:
                                                                       (in tons)
                                                                                               3 months Ended
                                                                                                  March 31,
                                                                                          --------------------------
                                          1998             1999              2000             2000          2001
                               tons       %    tons        %    tons        %    tons           %    tons         %
Oilfield products             372,500    59   336,100     56   516,000     60    125,400       58    165,000     65
Specialty tubing products     111,900    18   116,700     20   176,400     21     50,300       23     37,300     15
Flat rolled steel and         144,700    23   144,600     24   165,300     19     42,200       19     49,400     20
other products
Total shipments               629,100   100   597,400    100   857,700    100    217,900      100    251,700    100

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

         NET REVENUES of $179.4 million for the three months ended March 31, 2001 were up 15% from the first quarter of 2000. Oilfield products revenues rose 40% to $114.8 million as shipment volumes increased 32% and average oilfield product prices were up 6%. The average active rig count increased 48% from the first quarter in 2000 to 1,141 in the same period in 2001. The revenues of high-strength premium tubulars for quarter ended March 31, 2001 were 61% of oil country tubular goods versus 53% for the quarter ended March 31, 2000.

         Specialty tubing product revenues were down 20% from the same period in 2000 as shipment volumes decreased by 26% compared to the first quarter of 2000, due to lower demand for precision mechanical tubulars for general industrial and automotive applications and delayed shipments for finned tubing products.

         GROSS PROFIT for the three months ended March 31, 2001 was $24.5 million, compared to $17.9 million for the same 2000 period due to higher prices for oilfield products and increased shipment volumes of oilfield products.

         SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES for the three months ended March 31, 2001 increased $0.3 million compared to the first three months ended March 31, 2000 due to amortization of the Bellville acquisition goodwill and increased administration expenses associated with that acquisition.

         OPERATING INCOME for the three months ended March 31, 2001 was $16.1 million, compared to $9.8 million operating income for the three months ended March 31, 2000. Operating income benefitted from higher prices for oilfield products and increased shipment volumes for oilfield and flat rolled steel and other products.

         NET INCOME in the first quarter of 2001 was $13.4 million, or $0.55 per diluted share, compared to net income of $7.1 million, or $0.29 per diluted share, in the first quarter of 2000.

2000 COMPARED TO 1999

         NET REVENUES of $645.3 million for the year ended December 31, 2000 were up 78% from 1999. Revenues rose 93% to $362.0 million for oilfield products, and shipment volumes and prices increased 54% and 26%, respectively. Demand for oilfield products improved in 2000, due to a consistent increase in drilling activity, with the average rig count rising from 625 in 1999 to 918 in 2000, according to Baker Hughes.

         Specialty tubing product revenues increased in 2000 to $220.9 million, a 74% improvement from 1999 revenues of $126.6 million due to the inclusion of finned tubular revenues for the full year and a 5% increase in shipment volumes for precision mechanical tubulars with average prices equal to 1999.

         Flat rolled steel and other tubular products revenues were up 30% to $62.4 million. This increase is attributable to inclusion of coil slitting revenues for the full year and a 10% increase in flat rolled steel shipment volumes combined with 11% higher average selling prices.

         GROSS PROFIT for 2000 was $85.9 million, compared to $12.8 million in 1999. Gross profit and operating income benefitted from higher margin contributions from our two acquisitions, increased shipment volumes for all products and higher prices for oilfield and flat rolled steel and other products. Also contributing to the increase in gross profit were 93% higher oilfield revenues that included an oilfield product mix of higher margin premium alloy tubulars which were 57% of casing and tubing sales.

         SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES increased significantly in 2000 to $33.7 million, principally due to additional expenses associated with our two acquisitions.

         INTEREST INCOME increased slightly in 2000 to $2.0 million from $1.8 million in 1999 due to higher average interest rates on invested cash, short-term investments and marketable securities.

        INTEREST EXPENSE increased from $4.6 million in 1999 to $14.4 million in 2000 primarily due to additional debt associated with our two acquisitions, increased borrowings to support expanded oilfield products activity levels, and higher average interest rates.

        INCOME FROM CONTINUING OPERATIONS for 2000 was $38.6 million, or $1.59 per diluted share, compared to the $5.5 million loss, or $0.24 loss per diluted share in 1999. Factors contributing to the increase in income from continuing operations include increased operating income margins from our two acquisitions, and 93% higher oilfield revenues that included an oilfield product mix of higher margin premium alloy tubulars which were 57% of casing and tubing sales.

        NET OPERATING LOSS CARRY-FORWARDS at December 31, 2000 totaled $244.7 million (see Note G to the consolidated financial statements).

        NET INCOME in 2000 was $38.6 million, or $1.59 per diluted share, compared to a net loss of $5.5 million, or $0.24 loss per diluted share, at the end of 1999. The increase is attributable to the factors discussed in income from continuing operations above.

1999 COMPARED TO 1998

        NET REVENUES of $362.0 million in 1999 were 18% lower than in 1998. Net revenues from oilfield products declined 27% from $258.1 million in 1998 to $187.3 million in 1999. Shipment volumes and prices were down from 1998 levels by 10% and 20%, respectively. Demand for our OCTG products decreased as drilling activities declined and the consumption of excess industry-wide OCTG products inventory replaced new mill production and detrimentally impacted demand during the first half of 1999.

        Specialty tubing products revenues decreased in 1999 by 3% from $130.3 million in 1998 to $126.6 million in 1999. Shipment volumes increased 4% to 116,700 tons but were offset by lower prices. Selling prices were 7% lower due to a higher percentage of as-welded tubular sales, reduced international sales and slightly reduced prices for precision mechanical tubulars due to increased capacity in the industry. Shipment volumes increased 4% due to increased sales
of new heavy wall products used in axle and other applications.          Flat
rolled steel and other products revenues were down 11% from $54.0 million in 1998 to $48.1 million in 1999. Selling prices were 11% lower due to the impact on the first half of 1999 from shipping of foreign coils in violation of U.S. trade law during 1998 that resulted in an excess supply of flat rolled steel in domestic markets. Shipments in 1999 were flat compared to 1998.

        GROSS PROFITS increased 191% from $4.4 million in 1998 to $12.8 million in 1999 due to a 16% reduction in cost of goods sold per ton related to lower cost of procuring steel slab, reduced overall spending and increased productivity.

        SELLING, GENERAL, AND ADMINISTRATIVE expenses decreased 23% from $20.0 million in 1998 to $15.5 million in 1999 due to significant spending and salaried workforce reductions made during the second half of 1998 in response to industry conditions.

        INTEREST INCOME decreased 10% from $2.0 million in 1998 to $1.8 million in 1999 due to lower average interest rates on invested cash, short-term investments and marketable securities.

         INTEREST EXPENSE increased 15% from $4.0 million in 1998 to $4.6 million in 1999. Our Lone Star Steel subsidiary's revolving credit facility during 1999 had higher average interest rates which were partially offset by lower average borrowings than in 1998.

        LOSS FROM CONTINUING OPERATIONS for 1999 was $5.5 million, or $0.24 per diluted share, a 69% improvement compared to a loss of $17.8 million, or $0.78 per diluted share in 1998, excluding special charges in 1998 of $14.5 million, or $0.65 per diluted share, as a result of writedown of property, plant, equipment and related supplies to fair market value related to the restructuring and downsizing of operations at our Lone Star Steel subsidiary. A reduced loss in 1999 was due to lower costs of procuring slab steel, reduced spending, increased productivity and salaried workforce reductions offset partially by lower shipment volumes and increased pricing.

        NET OPERATING LOSS CARRY-FORWARDS, at December 31, 1999, totaled approximately $261.6 million, a portion of which are related to our former American Federal Bank, F.S.B. subsidiary and subject to an agreement with the Federal Deposit Insurance Corporation whereby we may be required to pay that government agency for certain tax benefits. If not utilized, the NOLs will expire between years 2003 and 2014, and their future availability may be limited if we or a member of our consolidated group experiences an ownership change of more than 50 percentage points, as defined by rules contained in the Internal Revenue Code.

        NET LOSS of $5.5 million, or $0.24 per diluted share, decreased 78% from a net loss of $24.9 million in 1998 due to lower costs of goods sold in 1999. Also, the net loss for 1998 included a $14.5 million special charge.

FINANCIAL CONDITION AND LIQUIDITY

        At March 31, 2001, Lone Star had available cash and cash equivalents, short-term investments, and marketable securities of $39.5 million, compared to $37.2 million at December 31, 2000. Lone Star has no immediate cash requirements as Steel, Fintube, and Bellville reimburse Lone Star for their overhead.

        Cash provided by (used in) operating activities was $8.6 million, $28.1 million, ($8.6) million and $22.7 million at December 31, 1998, 1999, 2000, and March 31, 2001, respectively. In 1998, we used the net cash provided by operations primarily to update property, plant and equipment. In 1999 cash provided by operations increased to $28.1 million from $8.6 million in 1998 due to the reduced net loss. In fiscal 1999, we used net cash provided by operations to fund capital expenditures and reduce revolving credit facilities. Cash from operations in 2000 decreased due to increased demand for our oilfield products resulting in increased investments in inventories. Cash from operations increased in the first quarter ended March 31, 2001, primarily due to increased net income and a reduction in accounts payable from the year-ended December 31, 2000.

        Cash provided by (used in) investing activities was $(4.3) million, $(11.7) million, $(96.6) million and $3.7 million at December 31, 1998, 1999, 2000, and March 31, 2001, respectively. Cash used in 1998 and 1999 relates to capital expenditures, and cash used in 2000 primarily relates to our two acquisitions. Cash provided from investing for the quarter ended March 31, 2001, was primarily provided by sales of marketable securities offset by first quarter capital expenditures.

        Cash provided by (used in) financing activities was $2.4 million at December 31, 1998, ($15.1) million at December 31, 1999, $109.7 million at December 31, 2000, and $(15.6) million at March 31,

2001. Cash provided by financing activities in 1998 was from issuance of stock and increased borrowings. Cash used by financing activities for fiscal 1999 was primarily attributable to increased working capital needs due to expanded operations in the second half of the year. Cash provided by financing activities in 2000 was primarily attributable to financing our two acquisitions and higher borrowings to fund additional working capital to meet the increased demand for oilfield products. Cash used in financing activities at March 31, 2001, was primarily due to repayment of the credit facilities.

        Our Lone Star Steel subsidiary's credit facilities presently consist of a $120.0 million revolving line of credit which expires March 12, 2002 and a $10.0 million term loan due April 1, 2004. We have a commitment letter from a commercial lender for a credit facility that would replace, at the holding company level, our subsidiary's credit facilities. See "Recent Developments." Under our Loan Star Steel subsidiary's existing revolving credit facility, it can borrow an amount based on a percentage of eligible accounts receivable and inventories, reduced by outstanding letters of credit. At March 31, 2001, borrowings totaled approximately $76.8 million, including $6.5 million on the term loan, with a remaining availability of $49.7 million. At our Lone Star Steel subsidiary's option, the interest rate on the revolving line of credit is the prime lending rate plus 1.0% or the LIBOR plus 3.0% (9.5% and 8.36% as of March 31, 2001, respectively). Lone Star Steel also pays a 0.375% per annum fee on the unused portion of the credit facility. The term loan is repayable in quarterly installments of $0.5 million, plus interest at the prime lending rate plus 1.5% or the LIBOR plus 3.5% (10.0% and 8.86% as of March 31, 2001, respectively). These credit facilities contain various restrictive covenants which require, among other things, that our Loan Star Steel subsidiary meet specified quarterly financial ratios, including cash flow and net worth measurements. In addition, the agreement restricts Loan Star Steel's ability to incur additional indebtedness and prohibits its ability to pay dividends. Lone Star Steel's assets other than real estate secure these loans, and we have guaranteed $25.0 million of Steel's credit facilities.

         On January 3, 2000, our Fintube Technologies, Inc. subsidiary entered into a senior credit facility providing a $20.0 million revolving line of credit and a $39.0 million term loan used to pay part of the cash portion of the purchase price in its acquisition of substantially all of the assets of Fintube Limited Partnership. We have a commitment letter from a commercial lender for a credit facility that would replace, at the holding company level, our subsidiary's credit facilities. See "Recent Developments." Under the revolving line of credit, our Fintube subsidiary can borrow an amount based on a percentage of eligible accounts receivable and eligible inventory, reduced by outstanding letters of credit. At March 31, 2001, the line of credit included a base revolver, a LIBOR revolver, and a base swingline note. As of March 31, 2001, borrowings by our Fintube subsidiary on the revolving line of credit totaled approximately $11.3 million, with a remaining availability, based on eligible accounts receivable and inventory on such date, of approximately $4.4 million. The term loan matures in 2005 and is payable in quarterly installments of $1.5 million through 2002 and of $1.75 million from 2003 to 2005, with a balance remaining at March 31, 2001 of $31.5 million. Interest on the term loan was 7.4% at March 31, 2001, based on the Eurodollar rate plus a variable tied to our Fintube subsidiary's leverage ratio. Interest on the revolving credit facility is based, at our Fintube subsidiary's choice, on either a domestic source or a Eurodollar borrowing rate, both of which fluctuate depending on our Fintube subsidiary's leverage ratio. As of March 31, 2001, the applicable interest rates on our Fintube subsidiary's base revolver, base swingline and LIBOR revolver were 8.5%, 8.5%, and 7.4%, respectively. The credit agreement requires, among other things, that our Fintube subsidiary maintain a minimum net worth, a minimum leverage ratio, a minimum fixed charge coverage ratio, and a capital expenditures limit. In addition, the agreement restricts our Fintube subsidiary's ability to incur additional debt and prohibits its ability to pay dividends. Both the revolving and the term loans are secured by substantially all of the assets of our Fintube subsidiary and are guaranteed by Lone Star ST Holdings, Inc. and Fintube Canada, Inc.

        Our Fintube subsidiary uses interest rate swap agreements to manage its exposure to interest rate movements by effectively converting a portion of its debt from a variable to a fixed rate. Under its interest rate swap agreements, Fintube has agreed to pay an amount equal to a specified fixed rate of interest times a notional principal amount, and to receive in return an amount equal to a specified variable rate times the same notional principal amount. These agreements expire in March 2003.

        Our Lone Star Steel subsidiary has entered into slab consignment and sales agreements with third parties. Lone Star Steel accounted for these inventory financing transactions as product financing arrangements. Inventory purchases financed under these arrangements are recorded as inventory. At March 31, 2001, $7.6 million was included in accounts payable under these financing arrangements.

        We operate in capital intensive businesses. We have made, and we expect we will be required to make, significant capital expenditures each year both for recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make capital expenditures for technological improvements and for research and development projects. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

        Our capital expenditures budget for 2001 is approximately $23.0 million. We require capital primarily to fund general working capital needs and capital expenditures. Principal sources of funds include cash generated by operations and borrowings under our subsidiaries' credit facilities. We believe these sources of funds will provide the liquidity necessary to fund our cash requirements during 2001.

        Our operations are subject to environmental compliance and permitting requirements of various foreign, federal, state and provincial governmental agencies. We believe that the cost of maintaining compliance with environmental requirements will fall within our contemplated operating and capital expenditure plans, averaging between $1.0 and $2.0 million annually in the foreseeable future.

        Lone Star believes that reimbursements by our Lone Star Steel, Fintube and Bellville subsidiaries for most of their operating costs and funds generated by cash and investments will be adequate to fund Lone Star's cash requirements during 2001.

RECENT DEVELOPMENTS

        Shortly after consummation of this offering, we expect to offer and sell $150.0 million of debt securities. There can be no assurance that we will offer or sell such debt securities on terms that are acceptable to us, or at all.

        In addition, we have received a commitment from a commercial lender to arrange a $100.0 million senior secured credit facility. The proceeds of this facility, together with the proceeds of our proposed offering of debt securities, would be used to repay a portion of our outstanding indebtedness and for general corporate purposes. Lone Star would be the borrower under the revolving credit facility which would be guaranteed on a senior secured basis by our domestic subsidiaries and which would be secured by substantially all of our present and future assets. The facility would contain customary covenants and events of default and would be subject to various closing and borrowing conditions. There can be no assurance that we will be able to enter into this proposed facility or any other facility on terms that are acceptable to us, or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

        Effective January 1, 2001, Lone Star adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Statement No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Accounting for gains or losses resulting from changes in the values of those derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. Statement No. 138 amends Statement No. 133 to clarify the appropriate accounting for certain hedging transactions. The Statements are effective for the year beginning January 1, 2001. Upon adoption of Statement No. 133 on January 2, 2001, the Company recorded a transition obligation of $0.5 million related to an interest rate swap agreement. Additionally, the Company recorded a loss to other comprehensive income of $0.5 million.

                                  OUR BUSINESS
GENERAL

         We are a leading domestic manufacturer of tubular goods with three principal operating segments: oilfield products, specialty tubing products, and flat rolled steel. We began producing and marketing oil country tubular goods, or OCTG, and other tubular products over 45 years ago. Through our oilfield products segment, we are a leading manufacturer and marketer of premium welded OCTG products, which are used in the completion and production of oil and natural gas wells, and line pipe which is used in the gathering and transmission of oil and natural gas. We are also a leading manufacturer and marketer of specialty tubing products used in power generation, automotive, construction, agricultural, and industrial applications. In January 2000, we expanded our presence in the specialty tubing sector with the acquisition of Fintube Limited Partnership, the leading specialty tubing manufacturer of heat recovery finned tubulars used in combined-cycle power generating plants. Our flat rolled steel segment manufactures products primarily for use in our OCTG products, and allows us to maintain flexibility and cost-efficiency in the procurement of steel. For the twelve months ended March 31, 2001, our revenues were $668.1 million, and our EBITDA totaled $80.5 million. For the same period, oilfield products accounted for 59% of our revenues, specialty tubing products accounted for 31% of our revenues, and flat rolled steel accounted for 10% of our revenues.

OUR STRATEGY

         Our goal is to be the leading provider of both oilfield tubular products and specialty tubing products and to increase our market presence in order to benefit from favorable market conditions. The key elements of our strategy to achieve commercial leadership and operational excellence are:

         o ACHIEVINGINCREASED PRODUCTION, GREATER PRODUCTIVITY AND PENETRATION INTO NEW MARKETS THROUGH CAPITAL INVESTMENT AND EXPANDED COMMERCIAL ALLIANCES. WE CONSTANTLY SEEK TO IMPROVE OUR PRODUCTION EFFICIENCY BY UPGRADING OUR MANUFACTURING TECHNOLOGIES. BY BECOMING MORE EFFICIENT, WE WILL BE ABLE TO CONTINUE OFFERING OUR PRODUCTS AT ATTRACTIVE PRICES TO AN INCREASING NUMBER OF CUSTOMERS. THROUGH OUR EXCLUSIVE COMMERCIAL ALLIANCES WITH SEVERAL MILLS, WE HAVE BEEN ABLE TO OUTSOURCE PRODUCTION OF SPECIFIC TYPES OF OCTG PRODUCTS AND LINE PIPE, ENABLING US TO CONCENTRATE OUR CAPITAL EXPENDITURES AND MANUFACTURING EXPERTISE ON OUR PREMIUM PRODUCTS. EXPANDING THESE ALLIANCES WILL ENABLE US BOTH TO OFFER A WIDER VARIETY OF TUBULAR PRODUCTS TO OUR CUSTOMERS AND TO INCREASE OUR PRODUCTION OF PREMIUM PRODUCTS. WE ALSO HAVE INCREASED OUR PRODUCTION CAPACITY FOR FINNED TUBULARS UTILIZING OUR PROPRIETARY TECHNOLOGY FOR HIGH-SPEED FINNED TUBING WELDING MACHINES AND HAVE PLANS FOR FURTHER EXPANSION IN NORTH AMERICA.

         o Continuing to develop and market new product applications and technologies. We have historically been successful in pioneering new production capabilities and expanding the market acceptance of our OCTG products, line pipe and specialty tubing products. For example, we pioneered the electric resistance welded, fullbody normalized process, which, together with our extensive heat treating capabilities, enables us to manufacture and sell our OCTG products and line pipe for deep wells and other critical applications. We will continue to invest in new technologies and to develop new products for the markets we serve.

         o Growing through strategic acquisitions. Our recent acquisitions of Fintube and Bellville enable us to increase our production capacity and expand the selection of products we offer and the markets we serve at a cost significantly less than would be required to develop these operations on our own. We will continue to pursue strategic acquisitions that we believe to be beneficial to our business.

COMPETITIVE STRENGTHS

LEADING MARKET POSITION

         We are the leading manufacturer of premium welded OCTG products and a leading producer of line pipe. We pioneered the electric resistance welded, full-body normalized process for oilfield products, allowing us to compete with seamless producers of OCTG products for more demanding deeper-well applications. Our significant portion of domestic capacity, full-body normalized electric resistance welded process, and broad product offering in North America make us a leader in the markets in which we operate.

BROAD PRODUCT OFFERING

         We have one of the world's broadest energy tubular product offerings for exploration and production, gathering and transmission, and power generation. We manufacture and market casing, tubing and line pipe products with the widest variety of diameters, grades and wall thicknesses in the United States, making us a leader in the OCTG and line pipe markets. Our broad oilfield product range has been significantly expanded through our strategic commercial alliances with several independently-owned mills. Our alliances allow us to focus our own manufacturing facilities on the production of premium OCTG products and decrease our capital risk and expenditures. With the acquisition of Fintube, we complemented our specialty tubulars business with our ability to offer finned tubulars used in combined-cycle power generation.

WELL POSITIONED TO BENEFIT FROM OIL AND GAS INDUSTRY DYNAMICS

         We are well-positioned to capture the benefits from growing oil and gas exploration and production through our large product offering of casing and tubing, premium OCTG products capability and expanded product offerings through our commercial alliances. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. According to Baker Hughes, the average annual active rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration and production. As of April 27, 2001, there were 1,212 rigs in operation. In addition, natural gas exploration has continued to require deeper drilling and more offshore drilling. Since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased by more than 60%, thereby significantly increasing the use of premium OCTG products. Lone Star is well positioned to exploit this trend of deeper drilling through our extensive high-strength casing and tubing product offering.

PARTICIPATION IN HIGH GROWTH POWER GENERATION INDUSTRY

         Through our specialty tubing division, we are well-positioned to benefit from the increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration expects the amount of new domestic combined-cycle generating capacity to increase by 540% between 2001 and 2005, and that these additions will represent 55% of the projected 110 gigawatts of all new power generating capacity additions in the U.S. during that period. Accordingly, we expect the demand for our products that supply this market to continue to grow over the next several years as construction of combined-cycle power generating plants accelerates.

TECHNOLOGICAL LEADERSHIP

         We are committed to developing technologically innovative products. We work closely with our oilfield customers and related industry groups to develop new grades of OCTG products as well as new products. For example, our technologically-advanced expandable casing products were developed for a joint venture between Shell Oil Company and Halliburton Company. In addition, our technical knowledge and high-performance casing products have been applied in a revolutionary method for drilling wells using casing instead of drill pipe. This advanced technology saves drilling time and lowers our customers' costs. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications and ultrasonic testing methods which ensure the quality of our tubular products.

RECENT CAPITAL IMPROVEMENTS AND COST FLEXIBILITY

         Since 1995, we have invested over $100 million in a program focused on technology enhancements and various manufacturing upgrades at our primary production facilities. This program has lowered costs by improving yields, increasing productivity and expanding our steel sourcing flexibility. Our steel sourcing flexibility allows us to use steel slabs, coils or scrap to manufacture our tubular products with lower cost steel. Our capital improvements program also substantially increases our precision mechanical and finned tubular manufacturing capacities.

EXPERIENCED MANAGEMENT TEAM

         Our senior management team has an average of over 20 years of experience in our businesses, including plant-level operating experience. Our management team has proven ability to successfully:

         o        integrate acquisitions;

         o        expand product lines through strategic commercial alliances;

         o generate incremental revenues through applied product technologies, focused capital investments and continual yield productivity and cost improvements; and

         o maximize our performance through both favorable and challenging markets.

INDUSTRY BACKGROUND

OILFIELD PRODUCTS

         Oil country tubular goods, or OCTG products, include casing, tubing and drill pipe. We do not manufacture drill pipe. Casing acts as a structural retainer wall in oil and natural gas wells to provide support and prevent caving during drilling operations and is used to protect water-bearing formations during the drilling of a well. Casing is generally not removed after it has been installed in a well. Tubing, which is used to transmit oil and natural gas to the surface, may be replaced during the life of a producing well.

         We are well-positioned to capture the benefits from growing oil and gas exploration and production through the largest product offering of casing and tubing, premium OCTG products capability and expanded capacity through our commercial alliance providers. According to the National Petroleum Council, natural gas demand is projected to grow 3% per year through 2010. Lone Star is well positioned to exploit this trend toward deeper drilling that has accompanied the recent and expected future growth in natural gas demand on our extensive product offering in deep drilling, casing, tubing, and premium high-strength products.

         Demand for OCTG products depends primarily on the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil prices and industry expectations of future prices and demand. A key indicator of domestic demand is the average number of drilling rigs operating in the United States. According to Baker Hughes, the average annual rig count has grown from 625 in 1999 to 918 in 2000, with roughly 75% to 80% of rigs employed in natural gas exploration. In general, natural gas exploration has continued to require deeper drilling and more offshore drilling: since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased by more than 60%. At year-end 2000, 1,114 rigs were working, of which 80% were drilling for natural gas.

         The OCTG products market is also affected by the level of inventories maintained by manufacturers, distributors and end-users. During downturns in drilling activity, customers typically utilize the inventory of these products rather than purchase new products, causing demand for new production to further decrease. Conversely, in periods of increased drilling activity, increases in OCTG product inventory levels by distributors and end-users typically occur, accelerating demand for new production.

         The amount of imported oilfield products also affects the OCTG products market. According to [U.S. Customs data] imported OCTG products accounted for approximately 30% of the apparent supply available to the domestic OCTG products market during 2000, 17% during 1999 and 24% during 1998. Imported OCTG products increased during 2000 as domestic drilling activity accelerated while international drilling activity increased at a much lower rate. The amount of imported OCTG products was lower in 1999 than in 1998 due to the dramatic decline in distributor stock purchases during 1999 as inventories were liquidated and demand for new products reduced as drilling activity declined. The level of imported OCTG products increased during 1998 due to dislocations of inventories from foreign competitors. Dislocations occur when, as global drilling activity declines, traditional non-United States markets are encroached upon by foreign manufacturers, particularly those subject to United States trade tariffs. The lower level of imported OCTG products in 1997 resulted from the imposition of protective tariffs on several foreign countries in 1995. These trade tariffs, which were intended to promote an equitable trade environment, remained in effect as of December 31, 2000, except those that were revoked with respect to Canada and Taiwan in June 2000. See "Our Business--Our Oilfield Products--Competition" for more information regarding how import trade restrictions affect foreign competition in the OCTG products and line pipe markets.

         Manufacturers produce OCTG products in numerous sizes, weights, grades and thread profiles. The grade of pipe used in a particular application depends on technical requirements for strength, corrosion resistance and other performance characteristics. Oil country tubular goods are generally classified by "carbon" and "alloy" grades. Carbon grades of OCTG products have yield strengths of 75,000 pounds per square inch or less and are generally used in oil and natural gas wells drilled to depths less than 8,000 feet. Alloy grades of OCTG products, often referred to as premium goods, have yield strengths of 75,000 pounds per square inch or more and are generally used in oil and natural gas wells drilled to depths in excess of 8,000 feet or for high-temperature wells, highly-corrosive wells or other critical applications.

         Carbon and alloy grades of OCTG products are available from both electric resistance welded and seamless tube producers. Electric resistance welded tubes are produced by processing flat rolled steel into strips which are cold-formed, welded, full-body normalized or seam-annealed and end-finished with threads and couplings. Seamless products are produced by individually heating and piercing solid steel billets into tubes and then end finishing those tubes into OCTG products in a manner similar to electric resistance welded pipe. We believe that the seamless manufacturing process involves higher capital and production costs than our welded process and that seamless products are typically priced higher than comparable welded products.

         Based on published industry statistics, electric resistance welded products now account for approximately half of the tonnage of domestic casing and tubing consumed. Electric resistance welded, full-body normalized casing and tubing and seamless casing and tubing compete for critical applications such as deep natural gas wells and offshore wells. Customers purchasing products for these applications require high-performance OCTG products that can sustain enormous pressure as measured by burst, collapse and yield strength. Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less stringent performance characteristics.

         Line pipe products are used for surface production flow lines and gathering and transmission of oil, natural gas and fluids. Line pipe is primarily produced in welded form. Line pipe markets are dependent not only on the factors which influence the OCTG products market, but also on pipeline construction activity, line pipe replacement requirements, new residential construction and utility purchasing programs. Line pipe sales often lag OCTG product sales by twelve or more months.

SPECIALTY TUBING PRODUCTS

         The specialty tubing business includes the manufacture, marketing and sale of a broad variety of steel tubing products, including premium and custom-made products. Applications for specialty tubular products include power generation markets for heat recovery applications and automotive, fluid power and other markets for various mechanical applications.

         Demand for finned tubular products depends on, among other factors, power plant construction and the cost of alternative fuels for power generation and, to a lesser extent, on industrial processing plant and petrochemical plant construction. The demand for precision mechanical tubulars and other specialty tubing used for automotive, fluid power and other mechanical applications is dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity.

         Demand for precision mechanical tubulars within the traditional markets was up in 2000 as a result of economic recoveries in certain foreign markets and a strong domestic economy during the first half of 2000.

         In addition, we are well-positioned to benefit from increasing construction of combined-cycle electrical power generation plants. The Energy Information Administration expects the amount of new domestic combined cycle generating capacity to increase by 540% between 2001 and 2005, and that these additions will represent 55% of the projected 110 gigawatts of all new power generating capacity additions in the U.S. during that period. Accordingly, we expect the heat recovery steam generation market to grow rapidly over the next several years if construction of combined cycle power generating plants accelerates as expected.

FLAT ROLLED STEEL AND OTHER PRODUCTS

         We have a rolling mill which has the capacity to produce 1.4 million tons of flat rolled steel per year. Participation in flat rolled steel markets allows us to maintain critical flexibility in procurement of lower cost steel. Flat rolled steel, produced primarily for the manufacture of oilfield and specialty tubing products, is also sold to fabricators of various construction and industrial products. Other products consist of tubular goods that serve a variety of uses, such as structural piling applications in the construction industry. The market for flat rolled steel is affected by a number of factors, including price, capacity utilization and material costs. Flat rolled steel is sold in highly competitive markets and price, quality and availability are the main determinants of customer purchasing decisions.

OUR OILFIELD PRODUCTS

PRODUCTS

          We manufacture and market premium OCTG products. Our OCTG products include casing and production tubing but not drill pipe. We also manufacture and market line pipe.

         OIL COUNTRY TUBULAR GOODS

         We manufacture premium alloy and carbon welded OCTG products, including casing, which acts as a structural retainer wall in oil and natural gas wells, and production tubing, which transmits hydrocarbons to the surface. We offer casing and tubing products with the widest variety of diameters, grades and wall thicknesses in the United States. This variety provides us with a distinct competitive advantage as a single source supplier of a complete range of oilfield casing and production tubing. As a result of our broad product range and unique heat treating capabilities, we are able to service nearly all typical drilling applications for oil and natural gas wells.

         Casing, which historically represents about 75% of the OCTG products tonnage sold by us, is the structural retainer wall in oil and natural gas wells. It also serves to prevent pollution of nearby water reservoirs and contamination of a well's production. Casing is generally not removed after it has been installed. Production tubing is installed within the casing to convey oil and natural gas to the surface. We offer the widest grades and ranges of outside diameters in casing (3 1/2" to 20") and tubing (1.9" to 3 1/2") produced in the United States, including products that have been successfully used in wells with depths of over 30,000 feet.

         Our premium product line includes tubulars manufactured with the electric resistance welded, and our pioneering full-body normalized process and other thermal treating processes. Because this process gives our tubes better performance characteristics than typical seam-annealed casing and tubing, we are able to serve both primary markets for OCTG products: deep critical wells and shallow wells. Our premium products successfully compete both with seamless OCTG products for critical applications and with conventional seam-annealed tubular products manufactured for shallow wells. We also offer seamless and seam-annealed products through commercial alliances with other producers.

         Critical applications, such as deep natural gas wells and offshore wells, require high-performance casing and tubing that can withstand enormous pressure as measured by burst strength, collapse strength and yield strength. Both major and independent oil companies that conduct drilling programs of this nature emphasize quality and compliance with specific standards. In our electric resistance welded, full-body normalized manufacturing process, which meets and exceeds American Petroleum Institute standards, we heat treat the entire tube and not just the weld area. This process strengthens the entire tube and makes our premium casing, tubing and line pipe interchangeable with seamless tubulars for nearly all critical applications. Typically, greater than 40% to 50% of our annual OCTG product tonnage consists of premium, high-strength tubular products. Because of higher levels of deeper drilling, particularly for natural gas, 57% of our OCTG product revenues during 2000 were from high-strength alloy grade products.

         Operators drilling shallow wells generally purchase OCTG products based primarily on price and availability, as wells of this nature require less stringent performance characteristics. We compete in this market, which is served primarily by producers of seam-annealed OCTG products, with our Wildcat(TM) brand of OCTG products and products produced through our exclusive commercial alliance mills.

This place in the printed document contains a graphic, entitled, "Well Depth Increases Tubular Consumption," illustrating the amount of tubular consumption as a function of well depth. The graph shows the following three wells:

        o An oil well drilled to a depth of 5000 feet, which consumes 800 feet of tubing ranging from 8 5/8 to 9 5/8 inches, 5000 feet of tubing ranging from 4 1/2 to 5 1/2 inches and 5000 feet of tubing ranging from 2 3/8 to 2 7/8 inches, for a total weight of 50 tons;

        o A gas well drilled to a depth of 10,000 feet, which consumes 2000 feet of 13 3/8 inch tubing, 7,000 of 9 5/8 inch tubing, 10,000 feet of tubing ranging from 7 to 7 5/8 inches and 10,000 feet of 2 7/8 inch tubing, for a total weight of 600 tons; and

        o An offshore well drilled to a depth of 15,000 feet, which consumes 3,000 feet of tubing ranging from 16 to 20 inches, 11,000 feet of 11 7/8 inch tubing, 13,000 feet of 9 5/8 inch tubing, 15,000 feet of tubing ranging from 7 to 7 5/8 inches, and 15,000 feet of 2 7/8 inch tubing, for a total weight of 1100 tons.

        LINE PIPE

         We offer the widest size and chemistry range of line pipe used to gather and transmit oil and natural gas in the United States with outside diameters from 2 3/8" to 60". Historically, approximately 20% of our oilfield product revenues are from line pipe sales.

SALES AND DISTRIBUTION

         Our domestic OCTG product sales distribution network consists of 13 non-exclusive distributors that maintain and deliver product inventory to major and independent oil and gas companies that explore for oil and natural gas. We also sell line pipe through distributors and directly to end-users. Internationally, OCTG products are sold through distributors and trading companies as well as directly to end-users. Approximately 2% of the tonnage of OCTG products and 1% of the tonnage of line pipe that we shipped in 2000 were to destinations outside the United States. Our two largest customers in 2000, both distributors of our oilfield products, each accounted for approximately 15% of the total OCTG products we shipped. About 79% of the oil and natural gas wells drilled in the United States in 2000 were located in Texas, Oklahoma, Kansas, Louisiana, New Mexico and the federal waters of the Gulf of Mexico, all located within 750 miles of our mill in Lone Star, Texas. The majority of our oilfield products were sold for use in these states, as well as the Gulf of Mexico which is less than 250 miles from our mill.

COMMERCIAL ALLIANCES

         In addition to production from our mill, we have marketing agreements to sell other steel oilfield tubular products manufactured by several other companies. Through these commercial alliances with several mills, we have expanded our oilfield product offering. These alliances enable us to outsource production of specific products, allowing us to offer a wider variety of casing, tubing and line pipe without a permanent capital investment. These alliances allow us to concentrate our capital expenditures and manufacturing expertise on our premium products, while offering our customers a complete size range of casing, tubing and line pipe. The transactions pursuant to our alliances are performed on a commission basis and through purchase and resale of the products. Our alliances accounted for approximately 25% of our revenues from oilfield products during 2000. We also have commitments to buy tubular products from some of our alliance mills.

COMPETITION

         Oil country tubular goods and line pipe are sold in highly competitive markets. Once users of OCTG products determine which performance characteristics are relevant to their project needs, they base their purchasing decisions on four factors: quality, availability, service and price. We believe that we are competitive in all of these areas. We successfully compete with both seamless OCTG products and seam-annealed electric resistance welded products, as described above under "Our Business--Our Oilfield Products--Products." Our electric resistance welded, full-body normalized casing and tubing products compete with seamless OCTG products, and we offer products with the widest variety of diameters, grades and wall thicknesses in the United States. Several domestic manufacturers produce limited lines of OCTG products, and a number of foreign manufacturers produce OCTG products for export to the United States. See "Our Business--Industry Background."

         From 1986 through June 2000, the level of imports of OCTG products from Canada and Taiwan was greatly reduced by the existence of anti-dumping duty orders covering imports from these countries. In addition, since 1995, the level of imports of OCTG products from Argentina, Italy, Japan, Korea and Mexico has been greatly reduced by the existence of anti-dumping duty orders and certain import restrictions. The orders also have had a beneficial impact on prices for OCTG products in the domestic market. Affected parties can request administrative reviews of imposed duties and tariffs.

         In February 2000, in response to a petition filed by domestic welded line pipe producers, including us, and their workers, the United States government granted relief to the line pipe industry under Section 201 of the Trade Act of 1974. The relief, effective March 1, 2000, restricts imports of welded line pipe not exceeding 16 inches in outside diameter to a maximum of 9,000 tons from any country other than Canada and Mexico for three years. Imports in excess of that amount are subject to significant tariffs.

         Anti-dumping and countervailing duty orders may be revoked as a result of periodic "sunset reviews." An individual exporter also may obtain revocation as to itself under certain circumstances. In June 2000 the United States government completed sunset reviews of the orders covering Canada and Taiwan, revoking both orders. The United States government has begun conducting sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico. These reviews are expected to be completed by August 2001. The relief recently granted to the line pipe industry under Section 201 is also subject to appeal and review.

OUR SPECIALITY TUBING PRODUCTS

PRODUCTS

         Our specialty tubing business includes the manufacture, marketing and sale of a variety of tubular products. Our specialty tubular products are generally high value-added premium or custom products often involved in exacting applications. Our specialty tubing products include finned tubular products used in power generation applications and in industrial processing and petrochemical plants.

         FINNED TUBULAR PRODUCTS

         We manufacture custom-engineered specialty finned tubular products used in a variety of heat recovery applications, primarily for heat recovery steam generation in gas-fired, combined-cycle power generating plants. We have the largest domestic manufacturing capacity for finned tubes. Finned tubes are steel tubes with various types of fins or studs welded to the outside to increase the amount of surface area for maximized recovery of heat. Finned tubes raise the efficiency of electric plants by more than 30% by converting exhaust heat into steam to generate additional electricity. The Energy Information Administration expects the amount of new combined-cycle generating capacity additions to increase by 540% between 2001 and 2005, and for these additions to represent 55% of the projected 110 gigawatts of all new power generating capacity additions during that period. Accordingly, we expect the heat recovery steam generation market to grow rapidly over the next several years if, as expected, the construction of combined-cycle power generation plants accelerates. Our heat recovery products also serve the petrochemical and food processing industries.

         PRECISION MECHANICAL TUBULARS

         We have one of the largest production capacities in the world for precision mechanical tubular products using the "Drawn Over Mandrel" manufacturing process. The use of the "Drawn Over Mandrel" manufacturing process enables us to achieve higher critical tolerances and dimensional control than other processes. Our precision mechanical tubular product line includes a wide array of high-quality, custom-made steel tubular products with precise dimensional control and special metallurgical properties. Our precision mechanical tubular products utilizing the "Drawn Over Mandrel" process have the widest size range (from 1/2" to 15" in outside diameter) in the world and are made from a variety of combinations of chemical compositions, thermal treatments, mechanical properties and surface finishes. Product uses include the manufacture of hydraulic cylinders for construction and farm equipment; automotive applications, such as stabilizers and intrusion tubes; and other uses, including machine parts, bearing races, down-hole pump barrels, heavy-lift crane boom chords, drill rods and liner hangers. As a result of the wide range of industrial applications for precision mechanical tubular products, sales traditionally follow general domestic economic conditions.

         The "Drawn Over Mandrel" process uses a drawbench to pull tubing through a die and over a mandrel to shape and smooth surfaces and impart precise dimensional tolerances to tubes. Our production facilities include seven drawbenches. Our 1,000,000 pound drawbench, the largest in the Western Hemisphere, combined with our 800,000 pound drawbench, enables us to access broader markets through the manufacture of larger diameter, thicker wall products. Order quantities for our precision mechanical tubular products are typically less than 20,000 pounds, and are made to exact customer specifications.

         OTHER SPECIALTY TUBING PRODUCTS

         We also produce as-welded specialty tubing. We have developed new thick wall products using enhanced hot reduction technology for applications such as heavy axles for trailers and trucks, including sport utility vehicles, that were typically made out of seamless tubes. This product is also used for other industrial applications.

         In connection with our production of finned tubes, we design and manufacture other products relating to large-scale applied heat recovery technology, such as boiler tubing and economizers. Economizers are bundles of finned tubes arranged to maximize the amount of heat captured from boiler exhaust gases. Economizers are normally used on large boilers for office buildings, hospitals, universities, prisons, breweries and food processing plants. We also manufacture and sell X-ID tubing, which has specific patterns on the interior surface of the tube for enhanced heat transfer.

SALES AND DISTRIBUTION

         Domestically, we market and sell our precision mechanical tubulars through 19 non-exclusive steel service centers and directly to end-users. Our precision mechanical tubulars have detailed design specifications and in some cases long lead times, making annual contracts an efficient mechanism for large purchasers. Internationally, the majority of our precision mechanical tubulars is currently sold directly to end-users. Exports accounted for approximately 20% in 2000, 17% in 1999 and 19% in 1998 of the tonnage of our precision mechanical tubulars. We market our finned tubes and other heat recovery products through a small domestic sales force, an international sales manager based in Quebec and independent distributors. Exports of finned tubulars and other heat recovery tubes accounted for approximately 21% of the revenues from those products in 2000.

COMPETITION

         The market for specialty tubing is competitive and is served by several manufacturers. During 1996, we completed a capital expenditure program to expand our production capacity for precision mechanical tubulars, which is one of the largest in the world using the "Drawn Over Mandrel" manufacturing process.

         Since these products are made to end-user specifications and often require just-in-time delivery, only small quantities are imported into the United States. In contrast to the OCTG products market, seamless and electric resistance welded specialty tubing products differ in their applications. Electric resistance welded tubing, such as precision mechanical tubulars, is preferred for many mechanical tubing applications because its consistent wall thickness requires less machining in the finishing process. In contrast, seamless tubes are used primarily in heavy gauge applications such as boiler and pressure tubing.

OUR FLAT ROLLED STEEL AND OTHER PRODUCTS AND SERVICES

PRODUCTS AND SERVICES

         We also manufacture and market flat rolled steel and other miscellaneous products that are secondary to our manufacture of oilfield and specialty tubing products. Flat rolled steel is primarily used by us in the manufacture of tubular products. We also sell flat rolled steel to fabricators of large diameter transmission pipe, storage tanks, rail cars and a variety of other construction and industrial products. Our participation in the flat rolled steel commodity market provides us flexibility in sourcing lower cost steel for our tubular products and to some extent involves our excess capacity for flat rolled steel as related to the manufacture of our oilfield and specialty tubing products.

         We also market other products such as tubulars for use in structural and piling applications in the construction industry, and we provide transportation, storage and other services.

         We also have a stand-alone steel coil slitting business and a new steel rod to thin steel strip manufacturing process. This business includes a steel coil storage and processing business, where we provide profitable, toll slitting services for major steel customers and also provide steel storage and custom cutting. The steel coil division ships its processed steel on a just-in-time basis for outside customers and to our finned tubing manufacturing operations. We own the rights to our patented cold-rolling process for flattening steel rod into narrow bands of thin-gauge steel which we use as finning material for our finned tubes and thin strip steel we sell to third parties.

SALES AND DISTRIBUTION

         We manufacture and sell flat rolled steel directly to end-users and through service centers, primarily in the Southwestern region of the United States. The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for approximately 75% to 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to this customer represented approximately 10% and 9% of our total revenues for 1999 and 2000, respectively.

         We sell thin steel strip directly to end-users in North America through a small sales force. Flat rolled steel processing services are also sold to steel mills where we receive processing revenues but do not purchase and resell steel.

COMPETITION

         Our flat rolled steel is sold in highly competitive markets generally concentrated in the Southwestern region of the United States. Sales and earnings are affected by the cost of raw materials, use of flat rolled steel by us in the manufacture of our tubular products, demand by outside customers and general economic conditions. Our thin strip flat rolled steel and steel coil slitting services compete against service centers located in the Midwest.

CUSTOMERS

         We sell our oilfield products through our exclusive distributors to numerous end-users, including The Coastal Corporation, Anadarko Petroleum Corporation, Texaco Inc., Burlington Resources Inc., Apache Corporation and Exxon Mobil Corporation. We sell our finned and boiler tube products to over 50 end-users, including Foster Wheeler Corporation, Chicago Tube and Iron Company, Cerrey, Nooter Eriksen, Inc. and Deltak, L.L.C. We sell our precision mechanical tubulars to such distributors and end-users as Earle M. Jorgensen Company, Marmon/Keystone Corp., Hyva, DaimlerChrysler Corporation, American Axle & Manufacturing Holdings, Inc., Ford Motor Company and Dana Corporation.

RESEARCH, DEVELOPMENT, INFORMATION TECHNOLOGY AND PATENTS

         We are committed to technologically innovative product development. With respect to oilfield products, we collaborate with customers and industry groups to develop new grades of OCTG products as well as new products, such as expandable casing. Our expandable casing product was developed for a joint venture between Shell Oil Company and Halliburton Company and was first successfully installed in late 1999 in the Gulf of Mexico, and now has over twenty successful installations to date. Our technical knowledge and high-performance casing products are also being applied in an innovative method for drilling wells using casing instead of drill pipe. We also have used our expertise to develop high-strength, thick wall line pipe for offshore applications. In addition, we developed ultrasonic testing methods to assure the quality of our tubing. In the specialty tubing area, our recent product developments include the Aeroseg finned tube, a new thermal mechanically processed "Drawn Over Mandrel" product called QDOM for applications requiring extreme mechanical properties, and thick wall products using hot reduction technology for applications such as heavy axles that are normally made out of seamless tubes. We hold several United States patents covering some of our manufacturing processes and products.

         We also have invested in information technologies that provide the platform for internet-based commercial marketing and resource constrained production planning. We believe our information technologies capabilities will allow us to more profitably run our facilities, give our customers excellent service and facilitate web-based commercial initiatives.

MANUFACTURING CAPABILITIES

         We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space and approximately 91,000 square feet of oilfield products manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately 131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; and Veracruz and Monterey, Mexico.

         Our East Texas facilities' annual rated capacity approximates 480,000 slab tons, 1,400,000 flat rolled tons and 1,000,000 welded tubular tons. We have access through commercial alliances with mills for additional oilfield tubular capacity of approximately 800,000 tons per year.

         We have the largest domestic manufacturing capacity for production of finned tubes for heat recovery steam generation. We also license technology relating to the production of finned tubular products to licensees in India, Italy, Japan and Korea.

RAW MATERIALS AND INVENTORY

         In general, we attempt to procure raw materials and to manage our finished goods inventory in a manner that will provide:

         o significant flexibility in responding to the levels of demand for our various products;

         o        a short lead time in filling our customers orders;

         o        the capacity to offer a broad product range; and

         o        the ability to offer our products at an effective cost.

         We generally produce OCTG products and line pipe to fill specific orders and, accordingly, we maintain the majority of our inventory in the form of steel coils and other raw materials, work-in-process or finished goods earmarked for specific orders. Some work-in-process and finished goods inventories are maintained in order to provide flexibility in responding to customer delivery demands.

         Raw materials for our specialty tubing products are readily available from multiple sources. Steel coils and wire rod are the primary raw materials used in the manufacture of our finned tubular products, and steel coils are the principal raw material used in the manufacture of our precision mechanical tubulars. We usually produce our specialty tubing products to meet specific orders and, accordingly, inventory is managed to minimize the amount of finished goods on hand. Work-in-process inventories are maintained in order to provide flexibility in responding to customer needs.

         We manufacture flat rolled steel primarily for use in producing OCTG products, but also for sale to third parties. We manufacture flat rolled steel using both purchased steel slabs and internally produced slabs.

         We can use steel slabs, scrap steel and steel coils in the manufacture of our tubular products. We primarily purchased steel slabs to meet production needs in 2000, and it was often necessary for us to commit to purchase slabs 90 to 150 days prior to production. We anticipate again using steel slabs for most of our production needs in 2001. Our principal raw material for our internally produced steel slabs is scrap steel, which is internally generated from our operations or available in the spot market. The price of scrap steel and steel slabs can be volatile, is influenced by a number of competitive market conditions beyond our control and is not directly related to the demand for our products. See "Risk Factors - Risks Relating to Our Business - The competition for raw materials we use in our business and the volatility of our raw material costs could adversely affect our operations."

EMPLOYEES

         At March 31, 2001, we had a total of 2,461 employees, of whom 1,403 were represented by four unions and five bargaining units. The majority of these union workers are represented by the United Steelworkers of America under a contract signed in May 1996, which expires on May 31, 2001. We are currently in negotiations with United Steelworkers of America regarding a new contract. Two of the other agreements, covering an aggregate of approximately 134 warehouse and plant security workers as of March 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 70 employees in Canada and Mexico as of March 31, 2001. Our management considers its relationship with our employees to be good.

         We have dedicated necessary resources and made the commitment to design and implement a health and safety program that will meet the Occupational Safety & Health Administration's (OSHA) Voluntary Protection Program (VPP) Star criteria at our East Texas facilities. The VPP safety management program goes beyond OSHA standards to protect workers more effectively than simple compliance. We plan to submit the application to OSHA by the end of 2001.

FOREIGN OPERATIONS

         Our export sales to destinations outside the United States were approximately $42.7 million in 2000 including heat recovery tubulars, $21.2 million in 1999, and $33.8 million in 1998. We own manufacturing facilities in Quebec, Canada and Veracruz, Mexico and entered into a lease of manufacturing facilities in Monterrey, Mexico that began operations in September 2000. Our export sales of $42.7 million to destinations outside the United States included $7.5 million from these foreign facilities in 2000.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

         Lone Star's operations are subject to extensive environmental regulations with respect to air emissions, wastewater discharges, and waste management. Lone Star's environmental protection and improvement expenditures totaled approximately $4 million during the past three years, including expenditures related to PCB transformer elimination, underground storage tank removal, asbestos abatement, waste disposal site closures and out-of-service facility remediation projects.

         In connection with the cleanup of several offsite commercial waste management sites, we, along with many other entities, have been designated a potentially responsible party, or PRP, by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to liability for such cleanup costs. Because cost estimates have been obtained for each of the cleanup actions, and our share has been determined, we do not believe our liability, individually or in the aggregate, will be material to our financial position.

         We have numerous solid waste management units for hazardous and non-hazardous wastes; however, only two Resource Conservation and Recovery Act, or RCRA, hazardous waste units have been closed that require continued post-closure monitoring. We have met our financial assurance requirements, currently estimated at approximately $380,000, for post-closure care. The Texas Natural Resource Conservation Commission, or TNRCC, is in the process of determining what, if any, corrective action is required to address our remaining non-RCRA waste management units.

         We possess necessary authorizations for air emissions, wastewater discharges and waste management. We have sources that are exempt from air emission permitting because they were grandfathered in 1971 when the Clean Air Act rules were implemented. We have notified TNRCC of our intent to submit an application by September 1, 2001, to permit these sources using the TNRCC's new Voluntary Emission Reduction Permit program.

         We are presently in substantial compliance with our permits and applicable air, water and waste management rules and regulations.

LEGAL PROCEEDINGS

         We do not believe, based upon analysis of known facts and circumstances and reports from legal counsel, that any pending legal proceeding will have a material adverse effect on our financial condition. Our Lone Star Steel subsidiary is named as one of a number of defendants in numerous lawsuits alleging that certain individuals were exposed to asbestos on such subsidiary's premises. We did not manufacture any of the products containing the asbestos. Some or all of these claims may not be covered by our insurance. We do not believe, based on an analysis of facts and circumstances known to us, that any of these proceedings would have a material adverse effect on our financial condition.

OUR PROPERTIES

         We manufacture our oilfield products, precision mechanical tubulars, flat rolled steel and other products at our facilities located on an approximately 2,000-acre site we own in Lone Star, Texas which contains over 2,000,000 square feet of manufacturing space. The original facilities, constructed in the 1940's and 1950's, have been expanded and modernized, and include two electric-arc furnaces (EAF) equipped with oxy-fuel burners with a combined capacity of approximately 575,000 ingot tons per year; two rolling mills, a "two-high" mill that rolls the EAF ingots into slabs and a "four-high" single stand reversing Steckel mill that produces flat rolled coils; coil slitting and handling equipment; two pipe welding mills; seven draw benches, including the largest specialty tubing drawbench in the United States; heat-treating facilities; numerous types of ultrasonic and electromagnetic testing and inspection equipment; finishing facilities at which OCTG products are threaded and couplings are applied; and various support facilities including a shortline railroad and other transportation and storage facilities. Our headquarters are located in leased facilities in Dallas, Texas.

         Our annual rated capacity at our East Texas facilities approximates 480,000 slab tons, 1,400,000 flat rolled tons, and 1,000,000 welded pipe tons. We have access through commercial alliance mills to an additional oilfield pipe capacity of approximately 800,000 tons. In 2000, the precision mechanical specialty tubing facilities operated near 80% of capacity. The rolling mills and pipe mills generally operated at approximately 60% of capacity, while the EAF's operated at less than 40% of capacity. In addition to the manufacturing, railway, storage, and other industrial use facilities, we own 7,000 acres in Texas which were purchased primarily for iron ore, coal reserves, or water rights and mineral interests in an additional 12,000 acres in Oklahoma and 60,000 acres in Texas. No minerals have been recovered from these properties for many years because their use is no longer required in our operations. We own nominal oil and gas interests in an additional 18,000 acres in Texas.

         We also have 91,000 square feet of oilfield products manufacturing facilities near Houston, Texas. We manufacture our finned tubular products in approximately 387,500 square feet of manufacturing facilities on approximately
131.5 acres that we own or lease in the Tulsa, Oklahoma metropolitan area; Pryor, Oklahoma; Quebec, Canada; Veracruz and Monterrey, Mexico.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names, ages and positions of our executive officers and directors, as well as the presidents of our Lone Star Steel, Fintube and Bellville subsidiaries.

       NAME                                AGE      POSITION
       ----                                ---      --------
       LONE STAR TECHNOLOGIES, INC.:
             Rhys J. Best                    54       Chairman of the Board, Chief Executive Officer,
                                                        President and Director
             Robert F. Spears                57       Vice President, General Counsel and Secretary
             Charles J. Keszler              38       Vice President and Chief Financial Officer
             Charles l. Blackburn            73       Director
             Frederick B. Hegi, Jr.          57       Director
             James E. Mccormick              73       Director
             M. Joseph Mchugh                63       Director
             Thomas M. Mercer, Jr.           57       Director
             Alfred M. Micallef              58       Director
             Jerry E. Ryan                   58       Director

       OPERATING COMPANIES:
             W.  Byron Dunn                  47       President and Chief Executive Officer of Lone Star Steel
                                                        Company
             Larry J.  Sims                  62       President and Chief Executive Officer of Fintube
                                                        Technologies, Inc.
             H.  Kenneth Beil                64       President of Bellville Tube Corporation

LONE STAR TECHNOLOGIES, INC.'S OFFICERS AND DIRECTORS:

         RHYS J. BEST has served as one of our directors since August 1997. He has served as President and Chief Executive Officer since July 1998 and has also served as Chairman of the Board since January 1999. From 1989 until August 1997, Mr. Best served as President and Chief Executive Officer of our Lone Star Steel subsidiary. We are planning to enter into a three-year employment agreement with Mr. Best, providing for a base salary of $425,000, certain bonus opportunities and a grant of a certain number of shares of restricted Lone Star common stock.

         ROBERT F. SPEARS has served as our Vice President, General Counsel and Secretary since July 1996. From 1991 until July 1996, Mr. Spears served as General Counsel of Financial Industries Corporation, a life insurance holding company in Austin, Texas.

         CHARLES J. KESZLER has served as our Vice President and Chief Financial Officer since March 2001. From February 1996 to March 2001, Mr. Keszler served as Vice President-Finance and Treasurer. Mr. Keszler served as Director of Taxes and Pension Investments of our Lone Star Steel subsidiary from February 1994 to February 1996.

         CHARLES L. BLACKBURN has served as one of our directors since 1991. From 1987 until his retirement in 1995, Mr. Blackburn served as Chairman, President and Chief Executive Officer of Maxus Energy Corporation, an oil and gas producer. Prior to joining Maxus Energy Corporation, Mr. Blackburn served as an Executive Vice President of Shell Oil Company. Mr. Blackburn will retire from the Board of Directors on May 8, 2001.

         FREDERICK B. HEGI, JR. has served as one of our directors since 1985. Mr. Hegi has served as General Partner of Wingate Partners, L.P. and Wingate Management Co., L.P since 1987, as Principal of Wingate Management Co. II, L.P. since 1994, and as President of Valley View Capital Corporation since 1982, all of which are private investment firms. Mr. Hegi has also served as Chairman of United Stationers, Inc., a wholesale office products company, since November 1996; Chairman of Loomis--Fargo & Co., an armored car services company, since May 1999; and Chairman, President and Chief Executive Officer of Kevco, Inc., a wholesale distributor of building products to the manufactured housing and recreational vehicles industries, since July 1999. Kevco, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2001. Mr. Hegi also serves as a director of United Stationers, Inc., Loomis--Fargo & Co. and Kevco, Inc.

         JAMES E. MCCORMICK has served as one of our directors since June 1991. Mr. McCormick served as President and Chief Operating Officer of Oryx Energy Corporation, an oil and gas exploration and production company formerly named Sun Exploration and Production Company, from 1988 until his retirement in 1992. Mr. McCormick also serves as a director of BJ Services Co., Santa Fe Snyder Corp., TESCO Corporation and Dallas National Bank. Mr. McCormick will retire from the Board of Directors on May 8, 2001.

         M. JOSEPH MCHUGH has served as one of our directors since June 1999. From November 1999 to May 2000, Mr. McHugh served as Acting Chief Financial Officer of Pillowtex Corporation, a manufacturer of home textiles. Mr. McHugh has been one of five members of the office of Chief Executive of Pillowtex since October 2000. Pillowtex Corporation filed a voluntary petition for reorganization under the United States Bankruptcy Code in November 2000. Prior to a period of retirement from January to October 1999, Mr. McHugh served as President and Chief Operating Officer of Triangle Pacific Corp., a manufacturer of hardwood flooring and kitchen and bathroom cabinets, from November 1994 to December 1998. Mr. McHugh also serves as a director of Pillowtex Corporation.

         THOMAS M. MERCER, JR. has served as one of our directors since May 1995. Since April 1995 Mr. Mercer has served as a partner of Ceres Capital Partners, which provides financial advisory and investment banking services, and since 1993 has been an owner of The Mercer Financial Company, which provides financial advisory and investment banking services.

         ALFRED M. MICALLEF has served as one of our directors since May 2000. Mr. Micallef has served as President and Chief Executive Officer of JMK International, Inc., a holding company of rubber and plastics manufacturing businesses, since January 1985. He also serves as a director of Cash America International, Inc.

         JERRY E. RYAN has served as one of our directors since May 2000. Mr. Ryan has served as a consultant to our Fintube subsidiary since January 2000. Mr. Ryan served as Chairman of the Board of the general partner of Fintube Limited Partnership from 1989 to January 2000 and also as Chief Executive Officer of the general partner from 1989 to February 1999.

         OPERATING COMPANIES' PRESIDENTS:

         W. BYRON DUNN has served as President and Chief Executive Officer of our Lone Star Steel subsidiary since August 1997. Mr. Dunn served as Executive Vice President--Sales and Marketing of Lone Star Steel from 1991 to August 1997.

         LARRY J. SIMS has served as President and Chief Executive Officer of our Fintube subsidiary since January 2000. Mr. Sims served as President and Chief Executive Officer of the general partner of Fintube Limited Partnership from February 1999 to January 2000. From 1989 to February 1999, Mr. Sims served as President and Chief Operations Officer of the general partner of Fintube Limited Partnership.

         H. KENNETH BEIL has served as President of our Bellville subsidiary since April 2000. Mr. Beil served as President of Bellville Tube Corporation, the company that sold its assets to our subsidiary, which subsequently assumed the Bellville name, from May 1996 to March 2000 and as Vice President--Operations of Bellville Tube Corporation from 1993 to May 1996.

                        PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock as of May 2, 2001, including the aggregate number of shares owned by the principal stockholders, the percentage of our outstanding common stock owned by the principal stockholders, the aggregate number of shares to be offered by the principal stockholders, the aggregate number of shares to be owned by the principal stockholders after the sale of all shares in this offering and the percentage of our outstanding common stock that will be owned by the principal stockholders after this sale, in each case assuming the offering and sale of all shares covered by this prospectus supplement and the accompanying prospectus and no additional issuances to or purchases or sales by the principal stockholders of our common stock or other issuances of our common stock.

                                                                          SHARES BENEFICIALLY
                                                                          OWNED IF ALL SHARES
                                SHARES BENEFICIALLY                        BEING REGISTERED
                              OWNED PRIOR TO OFFERING                     HEREUNDER ARE SOLD
                              -----------------------                   -----------------------
                                                          NUMBER OF
                                                           SHARES
                                                           BEING
   PRINCIPAL AND                NUMBER OF                REGISTERED     NUMBER OF
SELLING SHAREHOLDERS             SHARES     PERCENT(1)   FOR SALE(2)    SHARES(3)    PERCENT(3)
--------------------             ------     ----------   -----------    ---------    ----------
Alpine Capital, L.P.(4)         8,965,172     37.5%        500,000      8,465,172       34.0%
201 Main Street, Suite 3100
Fort Worth, Texas 76102

Keystone, Inc.(4)               2,279,600      9.5%                     2,279,600        9.2%
201 Main Street, Suite 3100
Fort Worth, Texas 76102

_________________________

(1) Based on 23,899,139 shares of our common stock issued and outstanding as of May 2, 2001.

(2) Assuming exercise in full of the underwriter's over-allotment option, Alpine Capital, L.P. will sell 575,000 shares of common stock.

(3) Based on 24,899,139shares of our common stock outstanding immediately following the completion of this offering and assuming no exercise of the underwriter's over-allotment option. Assuming exercise in full of the underwriter's over-allotment option, Alpine Capital, L.P. will own 8,390,172 shares of common stock following this offering, constituting 33.4% of the outstanding shares of common stock.

(4) Alpine Capital, L.P. and Keystone, Inc. are members of a significant stockholder group that is reported to collectively own 11,344,772 shares of our common stock, which represents approximately 47.5% of our outstanding common stock. Alpine Capital, L.P., Keystone, Inc., Robert W.Bruce, III, Algenpar, Inc., J. Taylor Crandall, The Anne T. and Robert M. Bass Foundation, Anne T. Bass and Robert M.Bass all report their holdings jointly. In a Schedule 13D filed with the Securities and Exchange Commission on June 22, 1993, as amended, these stockholders reported that these shares were acquired for investment purposes. This stock is held in the following manner:

        o Alpine Capital, L.P. has sole voting and dispositive power with respect to 8,965,172 shares of our common stock constituting approximately 37.5% of our outstanding common stock. Robert W. Bruce, III, Algenpar, Inc., and J. Taylor Crandall all have shared voting and dispositive power with respect to these shares.

        o Keystone, Inc. and Robert M. Bass are reported to have sole voting and dispositive power as to an additional 2,279,600 shares of our common stock, which represents approximately 9.5% of our outstanding common stock.

        o The Anne T. and Robert M.Bass Foundation is reported to have sole voting and dispositive power with respect to an additional 100,000 shares of our common stock, which represents approximately 0.4% of our outstanding common stock. Anne T. Bass, Robert M. Bass, Robert
            W. Bruce, III and J. Taylor Crandall are reported to have shared voting and dispositive power with respect to these shares.

        Thomas M. Mercer, Jr., one of the eight members of our Board of Directors, serves on our Board at the request of the selling stockholder and various related parties.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Jerry E. Ryan, one of our directors, was Chairman of the Board and a shareholder of the general partner of Fintube Limited Partnership when its assets were acquired by our new subsidiary, Fintube Technologies, Inc., as of January 1, 2000. In connection with that acquisition, Mr. Ryan received 95,644 shares of Lone Star common stock as partial consideration for his ownership of Fintube Limited Partnership and became a consultant to our Fintube subsidiary. Pursuant to the terms of the consulting agreement, our Fintube subsidiary pays Mr. Ryan a base salary and an annual bonus and Mr. Ryan has the option to purchase a certain number of shares of Lone Star common stock pursuant to Lone Star's 1985 Long-Term Incentive Plan. Unless otherwise mutually agreed, the consulting agreement will expire on December 31, 2002.

         Thomas M. Mercer, Jr., one of our directors, serves on our Board at the request of Alpine Capital, L.P., a beneficial owner of approximately 37.5% of the outstanding shares of our common stock, and various related parties. See the section of this prospectus supplement entitled "Principal and Selling Stockholders."

                                  UNDERWRITING


        We, Alpine and Bear, Stearns & Co. Inc., as the underwriter for the offering, have entered into an underwriting agreement with respect to the shares being offered by this prospectus supplement and the accompanying prospectus. We and Alpine are selling all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus. Subject to conditions, we and Alpine have agreed to sell to the underwriter, and the underwriter has agreed to purchase from Alpine and us, 1,500,000 shares offered hereby at a net purchase price of $44.21 per share. The underwriter also has a 30-day option to purchase up to an aggregate 225,000 additional shares of our common stock, 150,000 from us and 75,000 from the selling stockholder, at the purchase price solely to cover over-allotments.

        The underwriting agreement provides that the obligations of the underwriter are subject to approval of various legal matters by its counsel and to various other conditions, including delivery of legal opinions by our counsel and by Alpine's counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us and Alpine in the underwriting agreement. Under the terms and conditions of the underwriting agreement, the underwriter is committed to take and pay for all the shares offered hereby, if any are taken.

        The underwriter proposes to offer the shares from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices relating to prevailing market prices or at negotiated prices, which prices may vary, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares offered hereby, the underwriter may be deemed to receive compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling the shares offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of the shares for whom they may act as agents or to whom they may sell as principals.

        In connection with this offering, we, our officers and directors, and Alpine and certain Alpine affiliates have agreed with the underwriter not to offer, sell or otherwise dispose of or contract to dispose of any of our shares or exercise any rights to require registration of shares for a period ending 90 days from the date of this prospectus supplement without the prior written consent of the underwriter. These agreements do not apply to (i) our granting of stock options under existing benefit plans in existence on the date hereof covering not more than 250,000 shares of common stock in the aggregate,
(ii) our issuance of common stock upon the exercise of presently outstanding stock options, (ii) our issuance of not more that 100,000 shares of common stock in the aggregate under our Employee Stock Purchase Plan and Deferred Compensation Plan and (iv) the issuance of shares of our common stock in connection with one or more acquisitions.

        We and Alpine have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriter has provided us with investment banking and other financial services from time to time and may provide us with similar services in the future. In the ordinary course of business, the underwriter may actively trade our securities for its own account or for the accounts of customers and, accordingly, it may at any time hold long or short positions in those securities.

                                  LEGAL MATTERS

        The legality of the common stock offered in this prospectus supplement will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Legal matters relating to the common stock offered by this prospectus supplement will be passed upon for the underwriter by Locke Liddell & Sapp LLP, Dallas, Texas.


                                    EXPERTS

        The audited consolidated financial statements and schedules of Lone Star and Fintube incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of that firm as experts in giving those reports.

        The audited financial statements of Bellville Tube Corporation incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Harper& Pearson Company, independent public accountants, and are incorporated by reference in reliance upon the authority of that firm as experts in giving those reports.

PROSPECTUS
-------------

                          LONE STAR TECHNOLOGIES, INC.

                                  $250,000,000

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                               Depositary Shares
                                    Warrants

    By this prospectus, we may offer and sell from time to time up to $250,000,000 of debt securities, preferred stock, common stock, depositary shares and warrants. This prospectus covers guarantees, if any, of our payment obligations under any debt securities, given by one or more of our subsidiaries named in this prospectus, on terms to be determined at the time of the offering.

    We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

    The selling stockholder may sell up to 1,000,000 shares of common stock being registered in connection with this prospectus. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

    Our common stock is listed on the New York Stock Exchange under the symbol "LSS."

    YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 15, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3
About the Company...........................................      3
Where You Can Find More Information.........................      3
Cautionary Statement Concerning Forward-Looking
  Statements................................................      5
Risk Factors................................................      6
Use of Proceeds.............................................     14
Ratio of Earnings to Fixed Charges..........................     15
Description of Debt Securities..............................     16
Description of Capital Stock................................     21
Description of Depositary Shares............................     23
Description of Warrants.....................................     24
Selling Stockholder.........................................     26
Plan of Distribution........................................     26
Legal Matters...............................................     27
Experts.....................................................     27

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. One of our stockholders may also sell up to 1,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

    The terms "Lone Star," "we," "our" and "us" refer to Lone Star
Technologies, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. The address of our principal executive offices is 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248, and our telephone number is (972) 770-6401. Our mailing address is P.O. Box 803546, Dallas, Texas 75380. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                               ABOUT THE COMPANY

    We are the leading domestic manufacturer of premium welded "oil country tubular goods," which are steel tubular products used in the completion and production of oil and natural gas wells. We are also a major manufacturer of line pipe, which is used in the gathering and transmission of oil and natural gas. In addition, we are a leading manufacturer of specialty tubing products used in power technology, automotive, construction, agricultural and industrial applications. In January 2000, we acquired the assets of Fintube Limited Partnership, the largest specialty tubing manufacturer of heat recovery finned tubulars, which are used in various power technology applications, including in the construction of gas-fired, combined cycle power generation plants. Also, in April 2000 we completed an acquisition of the assets of Bellville Tube Corporation, a manufacturer of casing, tubing and line pipe for the oil and gas industry.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our filings with the SEC are also available to the public over the Internet at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

    - Annual Report on Form 10-K, as amended, for the year ended December 31, 1999.

    - Current Report on Form 8-K filed November 22, 1999 (date of event November 16, 1999).

    - Current Report on Form 8-K filed January 18, 2000 (date of event
      January 3, 2000), Amendment No. 1 to the Form 8-K filed February 3, 2000, Amendment No. 2 to the Form 8-K filed March 17, 2000, Amendment No. 3 to the Form 8-K filed March 29, 2000 and Amendment No. 4 to the Form 8-K filed June 1, 2000. The Form 8-K, as amended, includes audited financial statements of Fintube Limited Partnership and unaudited pro forma financial statements of Lone Star reflecting the acquisition by Lone Star of the Fintube assets.

    - Current Report on Form 8-K filed March 16, 2000 (date of event March 8,
      2000).

    - Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

    - Current Report on Form 8-K filed April 17, 2000 (date of event March 31,
      2000) and Amendment No. 1 to the Form 8-K filed June 14, 2000. The
      Form 8-K, as amended, includes audited financial statements of Bellville Tube Corporation and unaudited pro forma financial statements of Lone Star reflecting the acquisition by Lone Star of the Bellville assets.

    - Current Report on Form 8-K filed July 11, 2000 (date of event July 11,
      2000).

    - Current Report on Form 8-K filed July 18, 2000 (date of event July 17,
      2000).

    - Current Report on Form 8-K filed July 28, 2000 (date of event July 27,
      2000).

    - Current Report on Form 8-K filed August 4, 2000 (date of event August 4,
      2000).

    - Current Report on Form 8-K filed September 5, 2000 (date of event August 29, 2000).

    - Current Report on Form 8-K filed October 18, 2000 (date of event October 16, 2000).

    - Current Report on Form 8-K filed October 20, 2000 (date of event October 18, 2000).

    - Current Report on Form 8-K filed October 20, 2000 (date of event October 19, 2000).

    - Current Report on Form 8-K filed October 23, 2000 (date of event October 20, 2000).

    - Registration Statement on Form 8-A filed April 9, 1997 containing a description of the Lone Star common stock.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

    Lone Star Technologies, Inc.

    P.O. Box 803546

    Dallas, Texas 75380

    Attention: Sharon Goodrich

    (972) 770-6401

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect" "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These forward-looking statements include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

    - natural gas and oil price volatility;

    - domestic and foreign competition;

    - steel price volatility;

    - inventory fluctuations;

    - our ability to successfully manage our business;

    - fluctuations in industry-wide inventory levels;

    - fluctuations in construction levels of gas-fired, combined cycle power generation plants;

    - general economic conditions;

    - the presence or absence of governmentally imposed trade restrictions; and

    - similar matters and other factors disclosed under "Risk Factors" and elsewhere in this prospectus or in any prospectus supplement.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

    A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT BEFORE PURCHASING OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND YOU MAY LOSE ALL OF YOUR INVESTMENT.

THE VOLATILITY OF OIL AND GAS MARKETS AFFECTS DEMAND FOR OUR PRINCIPAL PRODUCTS, AND DOWNTURNS IN THESE MARKETS COULD CAUSE OUR REVENUES TO DECREASE.

    The sale of casing, tubing and line pipe to the oil and gas industry constitutes the most significant source of our revenues. The oil and gas industry has historically been volatile. Downturns in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

    Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil industry expectations as to future prices. Natural gas and oil prices are subject to significant fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

    - worldwide and domestic supplies of and demand for oil and natural gas;

    - the volatility of natural gas and oil prices;

    - the instability of domestic and foreign natural gas and oil production;

    - political instability or armed conflict in oil and gas producing regions;

    - the price, fluctuation in inventories and level of imports of oil and gas casing, tubing and line pipe;

    - the level of consumer and industrial demand;

    - the price and availability of alternative fuels;

    - the availability of pipeline capacity;

    - weather conditions;

    - domestic and foreign governmental regulations, especially trade laws and taxes; and

    - the overall economic environment including the demand for electricity.

    We expect natural gas and oil prices to continue to be volatile in the future. We cannot predict future natural gas and oil price movements, and we cannot give you any assurances as to the level of future demand for our products.

THE COMPETITION FOR RAW MATERIALS WE USE IN OUR BUSINESS AND THE VOLATILITY OF OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR OPERATIONS.

    Purchased steel represents approximately 50% of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and volatile. Various factors, most of which are beyond our control, affect the supply and price of steel. These factors include:

    - supply and demand factors;

    - freight costs and transportation availability;

    - inventory levels of brokers and distributors;

    - the price and availability of imported steel pipe and tubing;

    - trade duties and taxes; and

    - labor disputes.

    Changes in steel prices can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs. Frequently, increases in the prices of our products do not fully compensate us for steel price increases and generally lag behind increases in steel prices. As a result, we typically have a limited ability to recover increases in steel costs. We cannot predict whether the availability of steel slabs and coils will constrain our operations.

OUR ACQUISITION OF FINTUBE'S AND BELLVILLE'S BUSINESSES AND ANY OTHER ACQUISITIONS MIGHT DISRUPT OUR BUSINESS IF OUR EXPECTATIONS ARE NOT MET OR IF WE ARE UNABLE TO OPERATE ANY ACQUIRED BUSINESS SUCCESSFULLY.

    In January 2000, we purchased the assets of Fintube Limited Partnership. We have retained Fintube's personnel to conduct its business in generally the same manner as it was conducted prior to the acquisition. We cannot assure you, however, that we will be successful in maintaining this continuity or that our plans regarding the operation of the acquired Fintube business or our existing business will not change. Any disruptions in personnel or operations could be compounded by our lack of familiarity with the finned tube business and could result in quality problems, inefficiencies in production or dissatisfied or lost customers. Similarly, we have retained Bellville Tube Corporation's personnel since our completed acquisition of Bellville's assets in April 2000. Any loss of key Bellville personnel could be disruptive to our business.

    We may consider other strategic acquisitions from time to time. We can give you no assurance that our acquisition activities will perform in accordance with our expectations. We must necessarily base any assessment of potential acquisitions on inexact and incomplete information and assumptions with respect to operations, profitability and other matters that may prove to be incorrect. We cannot assure you that our management would recognize the risks and uncertainties associated with any future acquisitions or that we recognized all the risks and uncertainties in the Fintube and Bellville acquisitions.

MARKET VOLATILITY AND DOWNTURNS OF INDUSTRIES WHICH USE OUR FINTUBE PRODUCTS FOR HEAT RECOVERY APPLICATIONS COULD REDUCE DEMAND FOR THOSE PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

    Our Fintube subsidiary produces boiler tubes, finned tubes and other products used in a variety of heat recovery applications, including power generation, industrial plant processing and petrochemical businesses. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and other factors. To a lesser extent, our Fintube business is dependent on industrial plant processing and petrochemical plant construction. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas market. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these products could adversely affect our results of operations. Some of the factors affecting demand are:

    - the level of consumer and industrial demand for electrical power generation;

    - instability and volatility of oil prices and domestic and foreign oil production levels, which factors can affect investment in petrochemical plants;

    - the price and level of imports of foreign products;

    - worldwide and domestic supplies of natural gas;

    - construction of new gas-fired power generation plants;

    - the price and availability of alternative fuels;

    - weather conditions;

    - domestic and foreign governmental regulations and taxes; and

    - the overall economic environment.

    We cannot predict future economic and market movements, and we cannot give you any assurances as to the level of future demand for our Fintube products.

CHANGES IN INDUSTRY MANUFACTURING CAPACITY AND FLUCTUATIONS IN INVENTORY OF OIL AND GAS CASING AND TUBING PRODUCTS AND LINE PIPE COULD ADVERSELY AFFECT OUR SALES.

    Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period. Demand for oilfield tubular products from the manufacturer could decline and is often volatile due to inventory supply resulting from reduced end user purchases, new manufacturing capacity and/or increased imports. Any oversupply of oilfield tubular products would have a direct adverse effect on the demand for new production of our oilfield tubular goods when customers draw from existing inventory rather than purchase new products. Moreover, short term fluctuations in demand for oilfield tubular products can occur due to the inability of distributors to buy these products because of capital constraints, the desire of distributors to reduce inventory to lessen the personal property taxes they must pay and other market outlook considerations. As a result, our oil and gas casing and tubing sales could decline, thereby adversely affecting our results of operations. Excessive inventories could have a material adverse effect on price levels. We cannot assure you that any new or excess domestic capacity will be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

EASING OF UNITED STATES GOVERNMENT IMPORT TRADE RESTRICTIONS COULD INCREASE FOREIGN COMPETITION IN OUR INDUSTRY AND HARM OUR BUSINESS, PARTICULARLY IN THE CASE OF OIL AND GAS CASING AND TUBING AND LINE PIPE.

    The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of oil country tubular goods, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

    The level of imports of oil and gas casing and tubing and line pipe is affected by:

    - overall world demand for oil and gas casing and tubing and line pipe;

    - inventory levels of casing, tubing and line pipe;

    - the purchasing pattern of distributors and end users;

    - domestic and foreign trade policy; and

    - the relative value of the United States dollar.

    Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

    The United States government is currently imposing duties on the imports of various oil and gas casing and tubing products from some foreign countries in response to antidumping and countervailing duty cases filed by several domestic steel companies. In February 2000, the United States government granted relief to the line pipe industry under Section 201 of the Trade Act of 1974 by imposing restrictions and tariffs on some welded line pipe imports for three years.

    Antidumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." Additionally, an individual exporter may retain revocation as to itself under specific circumstances. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our business. The relief granted to the line pipe industry in February 2000 under Section 201 of the Trade Act of 1974 is also subject to appeal and review, and a revocation of that relief could harm us.

    We cannot predict the United States government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing and tubing products or line pipe, or the impact of these actions on our sales of oil and gas casing and tubing products or line pipe.

OUR PRECISION MECHANICAL TUBULARS AND OTHER BUSINESSES ARE SENSITIVE TO ECONOMIC DOWNTURNS, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

    The demand for our precision mechanical tubulars, flat rolled steel and other products is also cyclical in nature and is sensitive to general economic conditions. We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is cyclical and dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity. We cannot assure you that our precision mechanical tubulars inventories will not become excessive, which could have a material adverse effect on price levels and the quantity of precision mechanical tubulars sold by us.

WE FACE SIGNIFICANT FOREIGN AND DOMESTIC COMPETITION IN OUR OIL AND GAS CASING AND TUBING AND FINTUBE BUSINESSES, AND THIS COMPETITION MAY CAUSE US TO LOSE SALES.

    The market for our products, particularly with respect to oil and gas casing and tubing, line pipe and finned tubes, is highly competitive. We believe that the principal competitive factors affecting these products are quality, availability, service and price. We compete with foreign and domestic producers, including, in the case of oilfield products, manufacturers of seamless products. Many of the foreign producers benefit from substantially greater assets and resources than we have and from integrated or consolidated commercial relationships. Our oil and gas casing and tubing and line pipe products are subject to competition from domestic and foreign integrated and mini-mill producers. Our Fintube products face competition from both domestic manufacturers and from Pacific Rim and other international producers. These companies may be better able than us to successfully endure downturns in either the energy or industrial sectors. Currency fluctuations may make our products less competitive.

    In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary satisfies its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Correspondingly, our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We cannot assure you that we can satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS, AND WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MIGHT NOT BE AVAILABLE TO US.

    We operate in capital intensive businesses. We have made, and expect to make, significant capital expenditures each year both for the recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make significant capital expenditures for technological improvements and maintenance. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

WE HAVE UNDERFUNDED PENSION PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

    Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees are significantly underfunded. If the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," the Pension Benefit Guaranty Corporation, or "PBGC," would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities under the PBGC's actuarial assumptions.

POTENTIAL CASUALTIES AND PRODUCT LIABILITY CLAIMS RELATING TO THE PRODUCTS WE MANUFACTURE AND SELL TO THE OIL AND GAS INDUSTRY AND INDUSTRIES USING HEAT RECOVERY APPLICATIONS COULD HARM OUR BUSINESS.

    Our oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. Correspondingly, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. We cannot assure you that our insurance will be adequate or available to protect us in the event of a claim or that the coverage will not be canceled or otherwise terminated.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

    Our Lone Star Steel subsidiary's direct foreign revenues as a percentage of total revenues were approximately 6% in 1999, 8% in 1998 and 9% in 1997. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. Before our Fintube acquisition, Fintube Limited Partnership had direct and indirect sales relating to projects outside the United States of approximately $5.1 million in 1999, $8.6 million in 1998 and $15.8 million in 1997. The success of our sales to foreign markets depends on numerous factors, many of which are beyond our control. These factors include economic conditions in the foreign countries in which we sell our products and services. Our international sales may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our business is subject to numerous United States and foreign federal, state, provincial and local laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on our results of operations and financial condition.

OUR OPERATIONS ARE SUBJECT TO VARIOUS COLLECTIVE BARGAINING AGREEMENTS, AND WORK STOPPAGES AND OTHER LABOR PROBLEMS COULD ADVERSELY AFFECT US.

    Our subsidiaries are subject to six collective bargaining agreements with five unions. The majority of our union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America. Two of the other agreements cover substantially all of Lone Star Steel's warehouse and plant security workers. The remaining three collective bargaining agreements cover employees of our Fintube subsidiary in Canada and Mexico. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. We can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established.

OUR SIGNIFICANT STOCKHOLDERS CONTROL A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK.

    We believe that a significant stockholder group collectively owns almost one-half of our common stock prior to any sale of shares pursuant to this prospectus and any sales of common stock by us. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Historically, this significant stockholder group has generally not affirmatively acted to control or impact our management. We cannot assure you, however, that this stockholder group will continue to act in the same manner in the future. One of the eight members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party. In addition, this group's ownership following this offering may reduce the trading volume.

WE COULD LOSE OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS IF WE, OR THE CONSOLIDATED GROUP WITH WHOM WE FILE TAX RETURNS, EXPERIENCES AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENTAGE POINTS.

    We had federal income tax net operating loss carryforwards of approximately $261.6 million at December 31, 1999 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2014. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon either us, or the consolidated group with whom we file our tax returns, not experiencing an ownership change of more than 50 percentage points under rules contained in the Internal Revenue Code. Since our common stock is publicly traded, there is no assurance that future trading or other sales of our stock will not result in an ownership change that could limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

WE HAVE A HOLDING COMPANY STRUCTURE AND THE DEBT SECURITIES OFFERED BY THIS PROSPECTUS WILL BE EFFECTIVELY SUBORDINATED TO OTHER SECURED INDEBTEDNESS.

    Lone Star Technologies is a holding company, and our assets primarily consist of the stock of our Lone Star Steel and Fintube Technologies subsidiaries. Any debt securities offered by this prospectus will be direct unsecured obligations of Lone Star Technologies, which derives all of its revenues from the operations of its subsidiaries. As a result, Lone Star Technologies will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the principal of and interest on the debt securities. The payment of dividends to us from our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to any of our subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of our subsidiaries.

    Any debt securities offered by this prospectus will be general unsecured obligations of Lone Star Technologies and will rank equal in right of payment to all unsubordinated indebtedness of Lone Star Technologies and will rank senior in right of payment to all subordinated indebtedness of Lone Star Technologies. The debt securities will be unconditionally guaranteed, jointly and severally, by each of the subsidiary guarantors. The subsidiary guarantees will be general unsecured obligations of the subsidiary guarantors and will rank equal in right of payment to all unsubordinated indebtedness of the subsidiary guarantors and will rank senior in right of payment to all subordinated indebtedness of the subsidiary guarantors. However, the debt securities will be effectively subordinated to any secured indebtedness of Lone Star Technologies and the secured indebtedness of our subsidiary guarantors to the extent of the value of the assets securing the indebtedness. If there is a default on that secured indebtedness, or bankruptcy, liquidation or reorganization of Lone Star Technologies and its subsidiaries, those assets will be available to satisfy obligations with respect to the secured indebtedness before making any payment on the debt securities. Any debt securities offered by this prospectus will not be secured by any of the assets of Lone Star Technologies or its subsidiaries.

THERE IS NO PUBLIC MARKET FOR THE SECURITIES OFFERED BY THIS PROSPECTUS.

    There is no existing trading market for the securities offered by this prospectus except for the common stock. There can be no assurance regarding the development of a market for these securities, the ability of the holders to sell these securities or the price at which the holders may be able to sell the securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing market conditions, Lone Star's operating results and the market for similar securities.

A FRAUDULENT CONVEYANCE WOULD ADVERSELY AFFECT YOUR RIGHTS AS A HOLDER OF DEBT SECURITIES SUPPORTED BY SUBSIDIARY GUARANTEES.

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the guarantees, if any. If any subsidiary guarantee is issued and to the extent that a court were to find that it was issued with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors over another, or a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor:

    - was insolvent;

    - was rendered insolvent because of the issuance of the guarantee;

    - was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor were unreasonably small to carry on its business; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured then the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor's creditors.

    To the extent a subsidiary guarantee was avoided as a fraudulent conveyance or held to be unenforceable, holders of any debt securities supported by the guarantee would cease to have any claim against the subsidiary guarantor and would be creditors solely of Lone Star Technologies and any subsidiary guarantor whose guarantee was not avoided or held to be unenforceable. If that occurred, the claims of the holders of those securities against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

THERE MAY BE ADDITIONAL RISK FACTORS IN THE FUTURE.

    Please see the prospectus supplement and our filings with the SEC incorporated herein for additional risk factors that may be applicable to a particular class or issuance of securities or to us in the future.

                                USE OF PROCEEDS

    Unless otherwise provided in a prospectus supplement, we will use the net proceeds of the sale of securities described in this prospectus and in any prospectus supplement to repay existing debt, to acquire other businesses, to fund development of new products, to fund capital expenditures and to provide funds for general corporate purposes.

    We do not expect to receive any proceeds from the sale of our common stock by the selling stockholder.

    The exact amount of net proceeds to be used and when they will be applied to corporate purposes will depend on a number of factors, including market conditions, our funding requirements and the availability of alternative funding sources. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our securities to finance a specific purpose, if applicable.

                       RATIO OF EARNINGS TO FIXED CHARGES

    We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference to our most recent Annual Report on Form 10-K, or most recent quarterly report on Form 10-Q, and our amended reports on Form 8-K dated June 1, 2000 and June 14, 2000, each as filed with the SEC.

                                                 FISCAL YEAR ENDED DECEMBER 31,                      NINE MONTHS     NINE MONTHS
                                -----------------------------------------------------------------       ENDED           ENDED
                                                                                       PRO FORMA    SEPTEMBER 30,   SEPTEMBER 30,
                                  1995       1996       1997       1998       1999      1999(2)         1999            2000
                                --------   --------   --------   --------   --------   ----------   -------------   -------------
Ratio of Earnings to Fixed
  Charges(1)..................   1.88x      3.89x      6.13x     (4.38)x     0.13x       1.37x         (1.04)x          3.30x

------------------------------

(1) For purposes of computing the ratio of earnings to fixed charges "earnings" consist of pretax income from continuing operations which includes earnings allocable to minority owners' interests plus fixed charges (excluding capitalized interest). "Fixed charges" consists of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness, and a portion of rental expense deemed to represent the interest portion of our lease expense.

(2) The Pro Forma 1999 ratio of earnings to fixed charges gives effect to the Fintube Limited Partnership and Bellville Tube Corporation acquisitions and related financing.

    Historical earnings were inadequate to cover fixed charges by $32.3 million in the fiscal year ended 1998 and by $9.4 million for the nine months ended September 30, 1999.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be:

    - our direct unsecured general obligations; and

    - either senior debt securities or subordinated debt securities.

    In this section, the words "we" and "us" refer only to Lone Star Technologies, Inc., the issuer of the debt securities, and not our subsidiaries. Capitalized terms used, but not defined, in this "Description of Debt Securities" have the meanings specified in the applicable Indenture.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN A PROSPECTUS SUPPLEMENT

    The following describes general terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of debt securities will be governed by an indenture or a supplemental indenture (each an "Indenture") that we will enter into with a trustee. Forms of Indentures relating to senior debt securities and subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus forms a part. However, these forms likely do not include all of the terms and specific covenants that will be applicable to any series of debt securities. We will file an Indenture relating to each series of debt securities as an exhibit to this registration statement (or as an exhibit to a Current Report on Form 8-K) before we will sell those debt securities. You should read that Indenture because it, and not this description, will control the rights of holders of the applicable debt securities.

    A prospectus supplement and an Indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the form and title of the debt securities;

    - the total principal amount of the debt securities;

    - the date or dates on which the principal of the debt securities will be payable;

    - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

    - the currency or currency unit in which the debt securities will be paid;

    - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

    - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

    - any optional redemption provisions;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - any rights of the holders of the debt securities to convert or exchange the debt securities into or for our common stock, or another of our securities, and the terms and conditions of the conversion or the exchange;

    - any changes to or additions to the Events of Default;

    - any changes to or additions to the covenants described below or contained in the Indentures; and

    - any other terms of the debt securities.

SENIOR AND SUBORDINATED DEBT SECURITIES

    The senior debt securities will rank equally in right of payment with any other senior and unsubordinated debt we may have. The subordinated debt securities will rank junior in right of payment to any senior debt we may have. Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

    Each Indenture will provide for the issuance of debt securities up to the principal amount that we authorize. Moreover, any Indenture relating to subordinated debt (a "Subordinated Indenture") will not limit the amount of senior debt that we may incur.

    Each Subordinated Indenture will provide that no payment of principal, interest and any premium on the applicable subordinated debt securities may be made if:

    - we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

    - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

    - we have a nonpayment default on certain designated senior debt that imposes a payment blockage on the subordinated debt securities.

SUBSIDIARY GUARANTEES

    Certain subsidiaries of Lone Star may provide joint and several guarantees of Lone Star's payment obligations under a series of debt securities. Any subsidiary of Lone Star that guarantees any indebtedness of Lone Star will be required to execute a subsidiary guarantee and become a guarantor under the applicable Indenture. The obligations of each guarantor under its subsidiary guarantee will be limited to the maximum amount the guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance". A description of the terms of any subsidiary guarantee will be contained in the prospectus supplement relating to the debt securities that are being guaranteed.

CERTAIN COVENANTS

    Unless otherwise provided in any applicable prospectus supplement, we will provide in the applicable Indenture that at any time debt securities are outstanding, we will:

    - pay the principal, interest and premium on the debt securities when due;

    - maintain a place of payment for the debt securities;

    - deliver a report to the applicable trustee at the end of each fiscal year reviewing our obligations under the applicable Indenture; and

    - deposit sufficient funds with any payment agent on or before the due date for any principal, premium or interest payment.

    Further, unless otherwise provided in any applicable prospectus supplement, each Indenture will not allow us to consolidate or merge with another entity or sell or transfer all or substantially all of our property and assets to another entity unless the remaining or acquiring entity assumes all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants in the Indentures.

    However, we will only consolidate or merge with or into any other entity or sell or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

    - the remaining or acquiring entity is a corporation, partnership or trust organized and existing under the laws of the United States, any state or the District of Columbia;

    - the remaining or acquiring entity assumes our obligations under the Indentures and any outstanding debt securities pursuant to agreements reasonably satisfactory to the applicable trustee; and

    - immediately after giving effect to the transaction no default or Event of Default exists.

    The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. Generally, if we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any Indenture and under the debt securities.

ADDITIONAL COVENANTS

    Any series of debt securities may provide in the applicable Indenture for additional covenants which may restrict the operations and activities of Lone Star, including covenants which restrict our ability to make certain payments, to incur additional indebtedness, to create, incur or assume liens, to consolidate with, merge with or sell some or substantially all of our assets to a third party or to engage in transactions with our affiliates (other than our subsidiaries).

EVENTS OF DEFAULT AND REMEDIES

    "Event of Default" when used in an Indenture, will mean any of the following, unless indicated otherwise in the applicable prospectus supplement:

    - our failure to pay the principal of, or any premium on, any debt security when due;

    - our failure to pay interest on any debt security for 30 days;

    - our failure to perform or our breach of certain covenants or warranties in the Indenture that continues for 90 days after being given written notice;

    - certain events involving our bankruptcy, insolvency or reorganization;

    - default in the deposit of any applicable sinking fund payment, when and as due by the terms of that series of debt securities; or

    - any other Event of Default included in the Indenture.

    The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or sinking fund installment) if it considers such withholding of notice to be in the best interests of the holders.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration under certain circumstances.

    Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercise any power conferred upon the trustee, for any series of debt securities.

MODIFICATION OF INDENTURES

    Generally, under each Indenture, we and the trustee will be permitted to modify our rights and obligations, the subsidiary guarantors' rights and obligations and the rights of the holders under that Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification, including consents obtained in connection with a purchase of, or a tender offer for, a series of debt securities. Without the consent of each holder affected, no modification may:

    - reduce the principal amount of or change the stated maturity of the principal of any series of debt securities;

    - reduce the rate of, or change the time for payment of interest on, any series of debt securities;

    - alter the ranking of the series of debt securities relative to any other indebtedness of Lone Star;

    - waive a default or Event of Default in the payment of principal of or premium, if any, or interest on a series of debt securities (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment default that resulted from such acceleration); or

    - make any change in the preceding modification, amendment and waiver provisions.

    Without the consent of any holder of the debt securities, we and the applicable trustee may amend or supplement an Indenture:

    - to cure any ambiguity, defect or inconsistency;

    - to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the applicable Indenture of any such holder;

    - to add additional covenants or Events of Default;

    - to provide for a successor trustee; or

    - to comply with SEC requirements in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

DISCHARGING OUR OBLIGATIONS; DEFEASANCE

    We may choose either to discharge all of our obligations and the obligations of the guarantors under any series of debt securities in a legal defeasance or to release ourselves and the guarantors from the covenant restrictions with respect to a series of debt securities in a covenant defeasance. Such discharge or release will occur after we irrevocably deposit with the applicable trustee cash or government securities in an amount sufficient to pay the principal, interest, any premium and any other sums to the stated maturity date or a redemption date for that series of debt securities. If we choose this option, the holders of that series of debt securities will not be entitled to the benefits of the applicable Indenture, except for:

    - registration of transfer and exchange of debt securities;

    - replacement of lost, stolen or mutilated debt securities;

    - conversion or exchange of debt securities; and

    - the receipt of principal and interest (solely from the trust fund) on the original stated due dates or specified redemption dates.

    We may discharge our obligations under an Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the applicable trustee an opinion of counsel that the discharge will not result in the holders of that series of debt securities having to recognize taxable income or loss or subject them to different tax treatment. In addition, no default or Event of Default may have occurred and be continuing at the time of such deposit, and the discharge may not result in the breach or violation of any material agreement to which we are a party.

REDEMPTION

    The debt securities may be redeemable at our option or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

REGISTRATION OF NOTES; MINIMUM DENOMINATIONS

    We may issue debt securities of a series in registered, bearer, coupon or global form. Debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000 or in amounts of $5,000 for bearer securities.

PAYMENT AND TRANSFER

    We will pay principal and any premium and interest on debt securities at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose.

    We will make interest payments to the person in whose name the debt security is registered at the close of business on the days specified in the applicable Indenture.

    Fully registered debt securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose, without the payment of any service charge except for any tax or governmental charge.

THE TRUSTEE

    RESIGNATION OR REMOVAL OF TRUSTEE

    Under provisions of the Indentures and the Trust Indenture Act, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of debt securities to which the conflict of interest relates will force the trustee to resign as trustee under the applicable Indentures. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of that Indenture. The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

    LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF LONE STAR OR A SUBSIDIARY
     GUARANTOR

    Each Indenture will contain limitations on the right of the trustee thereunder, in the event that it becomes a creditor of Lone Star or a subsidiary guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

    ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

    The trustee will be required to submit an annual report to the holders of each series of debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

    CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

    Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 80 million shares of common stock, $1.00 par value per share, and 10 million shares of preferred stock, $1.00 par value per share.

    The following summary of the terms and provisions of our capital stock does not purport to be complete, and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which we incorporated by reference as exhibits to the registration statement, of which this prospectus is a part, and applicable law.

COMMON STOCK

    We are authorized to issue up to 80 million shares of common stock, par value $1.00 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to participate equally in dividends, if any, declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of any outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares of our stock. There are no redemption rights or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Lone Star preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Lone Star. We have no present plan to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    BOARD OF DIRECTORS. Our certificate of incorporation provides that our Board of Directors will set the number of members of our Board by resolution and that our Board will be divided into three classes, each class to be as nearly equal in number of directors as possible. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of 80% of the then-outstanding shares of our capital stock entitled to vote. Thus, the holder or holders of as little as one share more than 20% of the voting power may veto the removal of any director. Our certificate of incorporation also provides that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director serves for the unexpired term of his or her predecessor. The likely effect of the classified board and limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. These classification provisions are subject to the rights of holders of preferred stock which may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances relating to the payment of dividends by, and the liquidation of, Lone Star.

    Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Lone Star. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed.

    STOCKHOLDER MEETINGS. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent. Our certificate of incorporation further provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Lone Star.

    SPECIAL VOTE REQUIRED FOR BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation which relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purpose of Section 203, a "business combination" includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an "interested stockholder" did own) 15% or more of the corporation's outstanding voting stock.

    Our certificate of incorporation contains additional provisions relating to business combinations that supplement Section 203 and prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As defined in our certificate of incorporation, a "business combination" includes:

    - mergers;

    - assets sales and other transactions having an aggregate fair market value of $100 million or more;

    - the adoption of any plan or proposal for the liquidation or dissolution of Lone Star proposed by any "interested stockholder" or an affiliate of any "interested stockholder"; and

    - any reclassification of securities or other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Lone Star or any subsidiary which is directly or indirectly owned by any "interested stockholder" or any affiliate of any "interested stockholder."

As defined in our certificate of incorporation, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior two years did own, 20% or more of our outstanding voting stock or who is an assignee of any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any "interested stockholder," if the assignment did not involve a public offering within the meaning of the Securities Act of 1933, as amended.

    AMENDING OUR CERTIFICATE OF INCORPORATION AND BYLAWS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless the certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The majority stockholder vote would be in addition to any separate class vote that might be required by the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders. Many of the provisions in our certificate of incorporation require the affirmative vote of 80% or more of the then-outstanding shares of our capital stock for their amendment.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the "depositary" and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preferred stock to the depositary, we will cause the depositary to issue depositary receipts on our behalf.

    The forms of the depositary agreement and the related depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the depositary shares, and you should read those documents for provisions that may be important to you.

    If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

    - the payment of dividends or other cash distributions to the holders of depositary receipts when the dividends or other cash distributions are made with respect to the preferred stock;

    - the voting by a holder of depositary shares of the preferred stock underlying the depositary shares at any meeting called for that purpose;

    - if applicable, the redemption of depositary shares upon our redemption of shares of preferred stock held by the depositary;

    - if applicable, the exchange of depositary shares upon an exchange by us of shares of preferred stock held by the depositary for debt securities or common stock;

    - if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of our common stock, other shares of our preferred stock or our debt securities;

    - the terms upon which the deposit agreement may be amended and terminated;

    - a summary of the fees to be paid by us to the depositary;

    - the terms upon which a depositary may resign or be removed by us; and

    - any other terms of the depositary shares, the deposit agreement and the depositary receipts.

    If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities of Lone Star, the holder will be entitled to receive at the corporate trust office the number of shares of preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will issue the holder a new depositary receipt evidencing the excess number of depositary shares at the same time.

    Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares.

                            DESCRIPTION OF WARRANTS

    We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

    The form of warrant agreement relating to any particular issue of warrants will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the warrants, and you should read the warrant agreement for provisions that may be important to you.

    The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the title of the warrants;

    - the aggregate number of warrants offered;

    - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

    - the exercise price of the warrants;

    - the dates or periods during which the warrants are exercisable;

    - the designation and terms of any securities with which the warrants are issued;

    - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

    - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

    - any minimum or maximum amount of warrants that may be exercised at any one time;

    - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

    - any other terms of the warrants.

    Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

    We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

    We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

    - shorten the period of time during which the warrants may be exercised; or

    - otherwise materially and adversely affect the exercise rights of the holders of the warrants.

ENFORCEABILITY OF RIGHTS

    The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              SELLING STOCKHOLDER

    We are registering 1,000,000 shares of common stock covered by this prospectus for offering by Alpine Capital, L.P., a member of a significant stockholder group that is reported to collectively own nearly half of our outstanding common stock.

    The applicable prospectus supplement relating to any shares of common stock offered by Alpine Capital will set forth:

    - the nature of any position, office, or other material relationship which Alpine Capital will have had during the prior three years with us or any of our predecessors or affiliates;

    - the number of shares owned by Alpine Capital prior to the offering;

    - the number of shares to be offered for Alpine Capital's account; and

    - the number of shares and (if 1% or more), the percentage of common stock to be owned by Alpine Capital after the completion of the offering.

    All expenses incurred with the registration of shares of common stock owned by Alpine Capital will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, or commissions in connection with the registration.

                              PLAN OF DISTRIBUTION

    We or the selling stockholder, as appropriate, may sell the securities being offered by this prospectus:

    - directly to purchasers in privately negotiated transactions or otherwise;

    - through agents;

    - through underwriters;

    - through dealers;

    - in a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - in purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;

    - through ordinary brokerage transactions in which the broker solicits purchasers;

    - in connection with short sales of our common stock by the selling stockholder in which shares are redelivered to close out the selling stockholder's short positions;

    - in connection with the selling stockholder's loan or pledge to a broker-dealer of shares of common stock covered by this prospectus, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

    - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

    - in a combination of any of the above methods.

    For purposes of the selling stockholder's plan of distribution, the term "selling stockholder" includes donees, pledgees, transferees or other successors in interest selling shares of our common stock received from the selling stockholder after the date of this prospectus as a gift, distribution or other transfer not constituting a sale.

    We, or the selling stockholder or designated agents, may directly solicit, from time to time, offers to purchase the securities. Any particular agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We or the selling stockholder will name the agents involved in the offer or sale of the securities and describe any commissions payable to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements to indemnification from us or the selling stockholder against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, the securities will be sold to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

    The selling stockholder will act independently of Lone Star in making decisions with respect to the timing, manner and size of each sale of securities. The selling stockholder and two of its related entities, Keystone, Inc. and The Anne T. and Robert M. Bass Foundation, have agreed that, if requested by Lone Star or the underwriters, they will execute a customary lock-up agreement obligating them not to sell any of our common stock (or securities convertible into our common stock) for a period of time ending no more than 90 days after the closing of each offering of those securities by Lone Star under this prospectus. This lock-up agreement will continue so long as the selling stockholder and such two related entities continue to hold in the aggregate more than 5% of our common stock.

    The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

                                 LEGAL MATTERS

    Unless otherwise specified in a prospectus supplement relating to the securities, certain legal matters in connection with the securities will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Any underwriters will be advised about issues relating to any offering by their legal counsel to be named in the appropriate prospectus supplement.

                                    EXPERTS

    The audited consolidated financial statements and schedules of Lone Star and Fintube incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports.

    The audited financial statements of Bellville Tube Corporation incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Harper & Pearson Company, independent public accountants, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports.

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                               1,500,000 SHARES

                         LONE STAR TECHNOLOGIES, INC.

                                 COMMON STOCK



                         ____________________________

                            PROSPECTUS SUPPLEMENT
                         ____________________________



                           BEAR, STEARNS & CO. INC.



                                 MAY 2, 2001



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